SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  June 19, 1996


                      VETERINARY CENTERS OF AMERICA, INC.
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            (Exact name of registrant as specified in its charter)

    Delaware                       1-10787                       95-4097995
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(State or other jurisdiction       (Commission              (I.R.S. employer
      of incorporation)            file number)          identification number)

3420 OCEAN PARK BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA           90405
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(Address of principal executive offices)                         (Zip code)


Registrant's telephone number, including area code   (310) 392-9599
                                                     --------------

Item 2:        ACQUISITION OR DISPOSITION OF ASSETS
               ------------------------------------
GENERAL

     On June 19, 1996, PRI Merger Company, Inc., a Delaware corporation and a wholly owned subsidiary of VCA merged with and into Pets' Rx, Inc., a Delaware corporation ("Pets' Rx") resulting in Pets' Rx becoming a wholly owned subsidiary of VCA. Pets' Rx is the owner and operator of 16 veterinary hospitals located in Las Vegas, Nevada and Northern California. The Merger provides VCA with entry into the Las Vegas, Nevada market and strengthens the Registrant's presence in Northern California.

     The outstanding securities of Pets' Rx were converted into 801,081 shares of VCA Common Stock. The closing sale price of the VCA Common Stock on June 19, 1996 was $26.00 per share. There was no prior affiliation between VCA and Pets' Rx, and the determination of the consideration paid was made by arm's length negotiation between the parties.

     Attached hereto as Exhibit 7.2 is Registrant's press release, issued June 20, 1996, which is incorporated in its entirety by this reference.

RECENT DEVELOPMENTS

     Since January 1, 1996 through June 20, 1996, VCA has acquired 11 animal hospitals in the states of Maryland, Massachusetts, Pennsylvania, Florida, Hawaii and California. In addition, VCA has acquired three veterinary diagnostic laboratories including Southwest Veterinary Diagnostics, Inc. ("Southwest"), a veterinary diagnostic laboratory located in Phoenix, Arizona. The acquisition of Southwest, which services more than 1,900 veterinary hospitals in the states of Arizona, California, New Mexico, Texas, Kansas, Nebraska and Missouri, and other portions of the Midwest, expands the customer base of VCA's laboratory division, providing VCA with the opportunity to serve over 8,000 veterinary hospitals daily. In connection with the acquisitions, which were accounted for as a purchase VCA paid an aggregate consideration of $28,718,000 consisting of $13,614,000 in cash, $8,066,000 in debt,
242,926 shares of VCA Common Stock, with a value of $3,868,000, and the assumption of liabilities totaling $3,170,000, including acquisition costs.
In connection with the acquisitions which were treated as a poooling of interests, VCA issued 151,010 shares of VCA Common Stock.

PET PRACTICE

     On March 21, 1996, VCA signed a definitive merger agreement with The Pet Practice, Inc. ("Pet Practice"), pursuant to which VCA may acquire all of the outstanding securities of Pet Practice. Pet Practice operates 84 veterinary hospitals in 11 states.

     The merger agreement with Pet Practice may be terminated by either VCA or Pet Practice at any time prior to the closing (i) if any material condition to the obligations of VCA or Pet Practice set forth in the merger agreement is not substantially satisfied at the time or times contemplated thereby, (ii) if there is a material breach of any representation, warranty, condition or agreement contained in the merger agreement (that is not cured within 30 days of the time that written notice of such breach is received by the breaching party), (iii) if the merger shall not have been consummated on or before September
1, 1996, or (iv) upon their mutual consent. There can be no assurance that the Pet Practice Merger will be consummated or if consummated, that the operations will be successfully integrated. See "Risk Factors - Pending Transactions."

DEBT OFFERING

     On April 17, 1996, VCA issued $84.4 million of 5.25% convertible subordinated debentures (the "Debentures") due in 2006. The Debentures, non-callable for three years, will be convertible into approximately 2.5 million shares of VCA Common Stock at a rate of $34.35 per share. The proceeds of this offering are intended to be used to repay long-term related debt and for general corporate purposes.

RISK FACTORS

PENDING TRANSACTIONS

     VCA entered into the merger agreement with Pet Practice (the
"Pet Practice Merger") and acquired Pets' Rx with the expectation that the transactions will result in beneficial synergies for the combined business. These include the potential to realize improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing customers with improved services.

     Achieving these anticipated business benefits will depend in part on whether the operations of Pet Practice and Pets' Rx, or either of them, can be integrated with the operations of VCA in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of two or three of the companies will require, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' development teams and the identification and elimination of redundant and/or unnecessary overhead and poor-performing hospitals. The success of this process will be significantly influenced by the ability of the combined business to retain key management and marketing and development personnel. There is no assurance that this integration will be accomplished smoothly or successfully or that VCA will be successful in retaining key members of management. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of operations of two or three of the companies following the mergers will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined business. The inability of management to integrate successfully the operations of two or three of the companies could have an adverse effect on the business and results of the combined business. In addition, even if the operations of the three companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on the business, results of operations and financial condition of the combined business.

     In addition, there can be no assurance that the present and potential customers of VCA, Pet Practice and Pets' Rx will continue their current utilization patterns without regard to the proposed mergers or that the proposed mergers will not have an adverse impact upon relationships with veterinarians and other animal health care professionals currently employed by VCA, Pet Practice and Pets' Rx. Any significant reduction in utilization patterns by VCA, Pet Practice and Pets' Rx's customers, or any significant adverse impact on relationships with the veterinarians and other animal health care professionals currently employed by VCA, Pet Practice or Pets' Rx, could have an adverse effect on the near-term business and results of operations of the combined business.

     Pet Practice commenced operations in October 1993, although the initial business Pet Practice acquired has, and most of the veterinary hospitals acquired since have, operated over a substantial period. Pet Practice had net losses of $4,888,000 in fiscal 1994, $3,175,000 in fiscal 1995 and $899,000 for the thirteen weeks ended April 3, 1996 and an accumulated deficit of $9,591,000 as of April 3, 1996 relating to net losses in the period from October 27, 1993 (commencement of operations) through December 29, 1993, fiscal 1994 and 1995 and the thirteen weeks ended April 3, 1996. In view of Pet Practice's significant recent growth and the impact of certain charges on Pet Practice's 1994 and 1995 results, Pet Practice's historical financial performance may not be indicative of its future performance. There can be no assurance that Pet Practice will achieve profitability or successfully implement its business strategy.

     Pets' Rx commenced operations on May 28, 1991. Pets' Rx had net losses of approximately $2,805,000 in fiscal 1994, $1,977,000 in fiscal 1995 and $358,000 for the three months ended March 31, 1996 and an accumulated deficit of $8,505,000 as of March 31, 1996. Further losses are expected to be recorded for fiscal 1995 and 1993 as a result of anticipated pooling adjustments. In view of Pets' Rx's recent growth and the impact of nonrecurring charges and certain other charges on Pets' Rx's 1994 and 1995 results, Pets' Rx's historical financial performance may not be indicative of its future performance. There can be no assurance that Pets' Rx will achieve profitability or successfully implement its business strategy.

ANTICIPATED EFFECTS OF ACQUISITIONS

     VCA is currently evaluating the operations of the businesses of Pet Practice and Pets' Rx for purposes of developing a plan for the integration of the businesses to be acquired with VCA's existing operations. Although this plan is not yet complete, it is anticipated that a significant restructuring of the combined operations will be required as a result of the mergers. As a consequence of this restructuring and the consummation of the mergers, VCA anticipates incurring one-time restructuring and related charges in the second and/or third quarters of 1996. The magnitude of these charges has not been quantified at this time.

     The Pets' Rx acquisition is intended to be accounted for on a pooling of interests basis. Under the pooling rules, the historical financial results of VCA will be restated to reflect the combination, following certain adjustments. Pets' Rx incurred a loss in each of the three fiscal years ended December 31, 1995 and in the first quarter ended March 31, 1996. Following the consummation of the merger, the historical results of VCA will be restated to reflect the historical losses of Pets' Rx. In addition, Pets' Rx is expected to continue to incur losses in the second quarter of 1996. Further, under the pooling rules, the costs incurred by VCA and Pets' Rx in consummating the merger will be expensed during the second quarter.

     The Pet Practice Merger is intended to be accounted for as a purchase. Under the purchase rules, the Pet Practice Merger is expected to result in a significant increase in the goodwill and other intangibles recorded on VCA's balance sheet. This increase in goodwill and other intangibles will be in addition to the increase resulting from the combination with Pets' Rx, which also has significant goodwill and other intangibles recorded on its balance sheet. As a result, VCA expects that its amortization expense will significantly increase over historical levels.

     The combined effect of the restructuring and other charges discussed above, the pooling treatment in the Pets' Rx acquisition and the increased amortization expense will have an adverse effect on the results of operations of VCA in each of the second and third quarters of 1996. Further, the effect of the increased amortization expense is expected to temper reported earnings of VCA in the fourth quarter and subsequent periods.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

     Due to the number and size of acquisitions completed since January 1, 1994, VCA and Pet Practice have experienced rapid growth. In 1994, VCA completed six acquisitions (five animal hospitals and one veterinary diagnostic laboratory) and in 1995, VCA completed 32 acquisitions (25 animal hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in Professional Animal Laboratory ("PAL")). As a result of these acquisitions, VCA's revenues have grown from $25.3 million in 1993 to $42.2 million in 1994 and to $92.1 million in 1995. In addition, during this period, VCA entered two new lines of business, veterinary diagnostic laboratories and premium pet food.

     In 1994, Pet Practice acquired 30 veterinary hospitals and in 1995, Pet Practice acquired 38 veterinary hospitals. As a result of these acquisitions, Pet Practice's revenues have grown from $1.2 million in the period from October 27, 1993 to December 29, 1993 to $15.1 million in fiscal 1994 and to $40.6 million in fiscal 1995.

     VCA's and Pet Practice's growth and pace of acquisitions have placed, and will continue to place, a substantial strain on their respective management, operational, financial and accounting resources. The successful management of this growth will require VCA and Pet Practice to continue to implement and improve their respective financial and management information systems and to train, motivate and manage their respective employees. There can be no assurance that the combined business will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems. Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the combined business' other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The combined business' failure to manage growth effectively would have a material adverse effect on the combined business' results of operations and its ability to execute its business strategy.

     In addition, the growth experienced by VCA and Pet Practice, and the corresponding increased need for timely information, have placed significant demands on VCA's and Pet Practice's existing accounting and management information systems. As a result, Pet Practice is in the process of upgrading, and VCA intends to upgrade, these systems in 1996. No assurance can be given that these upgrades will be completed successfully or that the new systems can be successfully integrated or that the new systems will effectively serve the combined business' future information requirements.

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

     VCA's, Pet Practice's and the combined business' respective growth strategies are dependent principally on their ability to acquire existing animal hospitals and (in the case of VCA and the combined business) veterinary diagnostic laboratories. Successful acquisitions involve a number of factors which are difficult to control, including the identification of potential acquisition candidates, the willingness of the owners to sell on reasonable terms and the satisfactory completion of negotiations. In addition, acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect VCA, Pet Practice and the combined business' respective operations through the assessment of fines or penalties against VCA, Pet Practice and the combined business or the possible requirement of divestiture of one or more of VCA's, Pet Practice's and the combined business' operations.

     There can be no assurance that the combined business will be able to identify and acquire acceptable acquisition candidates on terms favorable to the combined business in a timely manner in the future. Assuming the availability of capital, VCA's plans include an aggressive acquisition program involving the acquisition by the combined business of at least 15 to 25 facilities per year. During the period from January 1, 1996 to June 20, 1996, VCA acquired (i) Pets' Rx, the owner and operator of 16 animal hospitals, (ii) three veterinary diagnostic laboratories and (iii) 11 animal hospitals, one of which was consolidated into an existing facility. During this same period, Pet Practice has acquired three veterinary hospitals. Each of VCA and Pet Practice continues to evaluate acquisitions and negotiate with several potential acquisition candidates (although Pet Practice is precluded by the Merger Agreement from effecting any acquisition while the Merger is pending without the approval of VCA). The failure to complete acquisitions and continue expansion could have a material adverse effect on VCA's, Pet Practice's and the combined business' financial performance. As the combined business proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

LEVERAGE

     VCA, Pet Practice and Pets' Rx have each incurred substantial indebtedness to finance the acquisition of their respective animal hospitals and (in the case of VCA) veterinary diagnostic laboratories. Giving effect to debt incurred in acquisitions subsequent to March 31, 1996 through June 20, 1996 (excluding the acquisition of Pets' Rx), VCA had at March 31, 1996, consolidated long-term obligations (including current portion) of approximately $38.8 million. Pet Practice had at April 3, 1996 consolidated long-term obligations (including current portion) of approximately $20.0 million. At March 31, 1996, Pets' Rx had consolidated long-term obligations (including current portion) of $10.4 million. In addition, on April 17, 1996, VCA issued subordinated debt in an aggregate principal amount of $84.4 million (the "Debentures"). At December 31, 1995 and March 31, 1996, VCA's ratio of long-term debt to total stockholders' equity was 36.3% and 36.4%, respectively. As of March 31, 1996, after giving effect to the Transactions and the sale of the Debentures, the ratio of long-term debt to total stockholders' equity will be 82.8%. VCA expects to incur additional indebtedness in the future to continue its acquisition strategy.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the assets of VCA, Pet Practice and Pets' Rx consists of intangible assets, including goodwill and covenants not to compete relating to the acquisition of animal hospitals and veterinary diagnostic laboratories. At March 31, 1996, VCA's balance sheet reflected $85.2 million of intangible assets of these types, a substantial portion of VCA's $157.0 million in total assets at such date. At April 3, 1996, Pet Practice's balance sheet reflected $53.8 million of intangible assets of these types, a significant portion of Pet Practice's $79.7 million in total assets. At March 31, 1996, Pets' Rx's balance sheet reflected $9.3 million of intangible assets of these types prior to pooling adjustments, a significant portion of Pets' Rx's $14.6 million in total assets at such date. VCA expects the aggregate amounts of goodwill and other intangible assets on its balance sheet to increase in the future in connection with additional acquisitions. This increase will have an adverse impact on earnings as goodwill and other intangible assets will be amortized against earnings. In the event of any sale or liquidation of VCA, there can be no assurance that the value of these intangible assets will be realized. In addition, the respective companies continually evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that these intangible assets should be evaluated for possible impairment, they may be required to reduce the carrying value of intangible assets, which could have a material adverse effect on results of operations during the periods in which such reduction is recognized. In accordance with this policy, VCA recognized a writedown of goodwill and related assets in the amount of $2.3 million in 1993 in connection with three of VCA's facilities which were not performing. There can be no assurance that the combined business will not be required to writedown assets further in future periods. In connection with an accounting change related to the pooling of interests of Pets' Rx, the combined company will recognize a pretax writedown of $2.1 million in each of 1993 and 1995.

GUARANTEED PAYMENTS

     In connection with acquisitions in which the purchase price consists, in part, of shares of common stock, par value $0.001, of VCA ("VCA Common Stock") (the "Guarantee Shares"), VCA often guarantees (the "Guarantee Right") that the value of such stock (the "Measurement Price") two to three years following the date of the acquisition (the "Guarantee Period") will equal or exceed the value of the stock on the date of acquisition (the "Issue Price"). In the event the Measurement Price does not equal or exceed the Issue Price, VCA typically is obligated either to (i) pay to the seller in cash, notes payable or additional shares of VCA Common Stock the difference between the Issue Price and the Measurement Price multiplied by the number of Guarantee Shares then held by the seller, or (ii) purchase the Guarantee Shares then held by the seller. Once the Guarantee Shares are registered for resale under the Act, which registration VCA covenants to effect generally within six months of issuance of the Guarantee Shares, the seller's Guarantee Right typically terminates if the VCA Common Stock trades at 110% to 120% of the Issue Price for five to 15 consecutive days, depending on the terms of the specific acquisition at issue. There are 285,444 Guarantee Shares outstanding at March 31, 1996 with Issue Prices ranging from $11.70 to $17.49 that have not been registered for resale. If the value of the VCA Common Stock decreases and is less than an Issue Price at the end of the respective Guarantee Period for these shares, VCA may be obligated to compensate these sellers.

     In connection with the Pet Practice merger, VCA will assume the Guarantee Rights issued by Pet Practice (which generally operate similarly to the Guarantee Rights issued by VCA, except that there is no provision for a release of the Guarantee Right). Giving effect to the terms of the Merger, the number of Guarantee Shares issued by Pet Practice is not material to the capitalization of the combined business.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

     A large portion of the businesses of VCA, Pet Practice and Pets' Rx is seasonal, with operating results varying substantially from quarter to quarter. Historically, VCA's revenues have been greater in the second and third quarters than in the first and fourth quarters. The demand for VCA's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours, as well as general economic conditions. A substantial portion of VCA's and the combined business' costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters at individual animal hospitals generally has been higher than that experienced in the first and fourth quarters.

DEPENDENCE ON KEY MANAGEMENT

     VCA's and the combined business' success will continue to depend to a significant extent on VCA's executive officers and other key management, particularly its Chief Executive Officer, Robert L. Antin. VCA has an employment contract with Mr. Robert Antin, Mr. Arthur Antin, Chief Operating Officer of VCA, Mr. Neil Tauber, Senior Vice President of VCA, and Mr. Tomas Fuller, Chief Financial Officer of VCA, each of which expires in December 1998. VCA has no other written employment agreements with its executive officers. None of VCA's officers are parties to noncompetition covenants which extend beyond the term of their employment with VCA. VCA maintains "key man" life insurance on Mr. Robert Antin in the amount of $3.0 million, of which VCA is the sole beneficiary. VCA does not maintain any insurance on the lives of its other senior management. As VCA continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that VCA will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. In addition, the success of certain of VCA's acquisitions may depend on VCA's ability to retain selling veterinarians of the acquired companies.
The loss of services of any key manager or selling veterinarian could have a material adverse effect upon VCA's business.

JOINT VENTURES

     VCA conducts a portion of its veterinary diagnostic laboratory business through a joint venture with Vet Research, Inc. ("VRI"), and conducts its pet food business through a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company. VCA has an option (the "VCA Option Agreement") in January 1997 to acquire the remaining 49 percent interest in the laboratory joint venture for $18.6 million in cash plus an additional amount based upon the earnings of the joint venture to be paid over six years. Based on current information available to it, VCA expects to exercise its purchase option in January 1997. If for any reason VCA does not exercise the option, VRI has the option to purchase from VCA its entire 51 percent interest for $3.5 million.
On the earlier of a change in control of VCA or January 1, 2000, Heinz Pet Products has the option to purchase all of VCA's interest in the Vet's Choice joint venture at a purchase price equal to the fair market value of such interest. The proposed acquisition of Pet Practice will not result in a change in control for purposes of the Vet's Choice joint venture. There can be no assurance that VCA will not have to sell these joint venture interests.

COMPETITION

     The companion animal health care industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. VCA believes that the primary competitive factors in connection with animal hospitals are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. VCA's primary competitors for its animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include VCA's animal hospitals. Among veterinary diagnostic laboratories, VCA believes that quality, price and the time required to report results are the major competitive factors. There are many clinical laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by VCA. In addition, several national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests. VCA's major competitors in the premium pet food industry are Hill's and Iams, both of which have extensive experience in the manufacture of premium pet food and possess research and development, marketing and financial resources far greater than that of Vet's Choice.

GOVERNMENT REGULATION

     The laws of some states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing veterinary services through the direct employment of veterinarians. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although VCA and Pet Practice believe their respective operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that VCA's and Pet Practice's existing operational structure will not be successfully challenged in one or more states as constituting the unlicensed practice of veterinary medicine. Such a determination in a state could adversely affect the operations of VCA and the combined business through the assessment of fines or penalties against VCA or the combined business or the possible requirement of divestiture of VCA's operations in the state. In addition, there can be no assurance that state legislation or regulations will not change so as to restrict VCA's or, in the future, the combined business' existing operations or the expansion of such operations.

ANTI-TAKEOVER EFFECT

     A number of provisions of VCA's Certificate of Incorporation and bylaws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than VCA's principal stockholders consider such a transaction to be in their best interest. In addition, H.J. Heinz Company has an option to purchase VCA's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement), which may have the same effect. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the shares.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Future sales by existing stockholders could adversely affect the prevailing market price of the VCA Common Stock. As of March 31, 1996, VCA had 12,873,129 shares of common stock outstanding, most of which are either freely tradeable in the public market without restriction or tradeable in accordance with Rule 144 under the Act. There are also 159,197 shares which VCA is obligated to issue in connection with certain acquisitions; 583,333 shares issuable upon conversion of outstanding preferred stock; 1,505,821 shares of VCA Common Stock issuable upon exercise of outstanding stock options; 1,607,983 shares of VCA Common Stock issuable upon exercise of outstanding warrants; and 6,635 shares issuable upon conversion of convertible notes. Shares may also be issued under price guarantees delivered in connection with acquisitions. These shares will be eligible for immediate sale upon issuance. In addition, as a result of the consummation of the Pets' Rx transaction, VCA will be obligated to issue an aggregate of approximately 801,000 shares (subject to adjustment) and if the Pet Practice transaction is consummated, VCA will be obligated to issue approximately 3,273,000 shares (assuming the VCA Common Stock has an average price at that time of $26.375). In addition, on April 17, 1996, VCA issued $84.4 million of 5.25% convertible subordinated debentures which are convertible into 2,457,060 shares of VCA Common Stock at a rate of $34.35 per share.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the VCA Common Stock could be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving VCA, announcements by VCA or its competitors, general conditions in the companion animal health care industry and other factors. The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. The broad fluctuations may adversely affect the market price of the VCA Common Stock.

Item 7:   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)  Financial Statements of Businesses Acquired.

     PETS' RX, INC.

     Consolidated Balance Sheets as of March 31, 1996
          and December 31, 1995

     Consolidated Statements of Operations for the Three
          Months Ended March 31, 1996 and 1995

     Consolidated Statements of Cash Flows for the Three Months
          Ended March 31, 1996 and 1995

     Notes to Consolidated Financial Statements

     Report of Independent Public Accountants

     Report of Independent Public Accountants

     Consolidated Balance Sheets as of December 31, 1995
          and 1994

     Consolidated Statements of Operations for the Years
          Ended December 31, 1995, 1994 and 1993

     Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity (Deficit) for the Years
          Ended December 31, 1995, 1994 and 1993

     Consolidated Statements of Cash Flows for the Years
          Ended December 31, 1995, 1994 and 1993

     Notes to Consolidated Financial Statements

     THE PET PRACTICE, INC.

     Consolidated Balance Sheet as of April 3, 1996 and
          January 3, 1996

     Consolidated Statement of Operations for the Thirteen Weeks Ended
          April 3, 1996 and March 29, 1995

     Consolidated Statement of Changes in Stockholders' Equity for the Thirteen Weeks Ended April 3, 1996

     Consolidated Statement of Cash Flows for the Thirteen Weeks Ended
          April 3, 1996 and March 29, 1995

     Notes to Consolidated Financial Statements

     Report of Independent Accountants

     Consolidated Balance Sheet as of December 28, 1994, and
          January 3, 1996

     Consolidated Statement of Operations for the Period October
          27, 1993 to December 29, 1993 and for the Fiscal
          Years Ended December 28, 1994 and January 3, 1996

     Consolidated Statement of Changes in Stockholders' Equity
          (Deficit) for the Period October 27, 1993 to December
          29, 1993 and for the Fiscal Years Ended December 28,
          1994 and January 3, 1996

     Consolidated Statement of Cash Flows for the Period October
          27, 1993 to December 29, 1993 and for the Fiscal
          Years Ended December 28, 1994 and January 3, 1996

     Notes to Consolidated Financial Statements

     PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC. AND SUBSIDIARIES

     Report of Independent Accountants

     Statement of Operations for the Year Ended January 27, 1993
          and the Period January 28, 1993 to October 26, 1993

     Statement of Stockholders' Deficit for the Year
          Ended January 27, 1993 and the Period
          January 28, 1993 to October 26, 1993

     Statement of Cash Flows for the Year Ended January 27, 1993
          and the Period January 28, 1993 to October 26, 1993

     Notes to Financial Statements

     VETERINARY CENTERS OF AMERICA, INC.

     Report of Independent Public Accountants

     Supplemental Combined Balance Sheets at December 31, 1995
          and 1994 and March 31, 1996

     Supplemental Combined Statements of Operations for the
          Years Ended December 31, 1995, 1994 and 1993
          and the Three Months Ended March 31, 1996 and 1995

     Supplemental Combined Statements of Stockholders' Equity for the Years Ended December 31, 1995, 1994 and 1993
          and the Three Months ended March 31, 1996

     Supplemental Combined Statements of Cash Flows for the Years Ended
          December 31, 1995, 1994 and 1993 and the
          Three Months Ended March 31, 1996 and 1995

     Notes to Supplemental Combined Financial Statements

     (b)  Pro Forma Financial Information

     VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

     Introduction

     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1995

     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Three Months Ended March 31, 1996

     Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 1996

     Notes to Unaudited Pro Forma Condensed Consolidated
          Financial Statements

     THE PET PRACTICE, INC.

     Introduction

     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended January 3, 1996

     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Thirteen Weeks Ended April 3, 1996

     Notes to Unaudited Pro Forma Condensed Consolidated
          Financial Statements

     VETERINARY CENTERS OF AMERICA, INC. AND PETS' RX, INC.

     Introduction

     Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1995

     Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 1996

     Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 1996

     Notes to Unaudited Pro Forma Condensed Combined
          Financial Statements

     VETERINARY CENTERS OF AMERICA, INC., THE PET PRACTICE, INC.
          PETS' RX

     Introduction

     Unaudited Pro Forma Condensed Combined Statements of Operations for the Years Ended December 31, 1993,
          1994, 1995 and the Three Months Ended March 31, 1996

     Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 1996

     Notes to Unaudited Pro Forma Condensed Combined
          Financial Statements

     (c)  Exhibits.

          7.1 Agreement and Plan of Reorganization dated February 27, 1996, as amended by Amendment No. 1 dated April 11, 1996, Amendment No. 2 dated May 23, 1996 and Amendment No. 3 dated June 7, 1996 (as amended, the "Agreement"), by and among Veterinary Centers of America, Inc., a Delaware corporation ("Parent"), PRI Merger Company, a Delaware corporation, the Company, Trilon Dominion Partners, LLC, Hyprom, S.A., a Swiss corporation, Nancy P. Watson, John W. Hunter, and Richard E. Watson, individually and as Custodian for Andrew Watson.

          7.2 Press Release issued June 20, 1996 with respect to the merger with Pets' Rx, Inc.

	  23.1 Consent of Arthur Andersen LLP

	  23.2 Consent of Price Waterhouse LLP

	  23.3 Consent of Price Waterhouse LLP

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                              VETERINARY CENTERS OF AMERICA, INC.
                              (Registrant)


Dated: July 2, 1996                    By:    /s/ Tomas W. Fuller

                                   Tomas W. Fuller
                                   Chief Financial Officer

                                PETS' RX, INC.
                                --------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                                 (In thousands)

                        ASSETS
                                                         March 31,    December 31,
                                                           1996           1995
                                                        -----------   ------------
                                                        (Unaudited)     (Audited)
CURRENT ASSETS:
 Cash and cash equivalents                                 $   251         $   752
 Other current assets                                          658             671
                                                           -------         -------
   Total current assets                                        909           1,423
PROPERTY AND EQUIPMENT, net                                  3,993           4,054
INTANGIBLE ASSETS, net                                       9,309           9,490
NOTES RECEIVABLE                                               100             100
OTHER ASSETS                                                   270             265
                                                           -------         -------
                                                           $14,581         $15,332
                                                           =======         =======

        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                          $ 1,061         $ 1,080
 Current portion of long-term obligations                    1,167           1,412
 Accrued expenses and other current liabilities              1,218           1,358
                                                           -------         -------
   Total current liabilities                                 3,446           3,850
                                                           -------         -------

LONG-TERM OBLIGATIONS, net of current portion                9,219           9,426
                                                           -------         -------

MINORITY INTEREST                                              269             251
                                                           -------         -------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK                       2,947           2,947
                                                           -------         -------
STOCKHOLDERS' DEFICIT
 Preferred stock, $0.01 par value                            3,395           3,395
 Convertible preferred stock (Series A) subscribed             200              --
 Common stock, $0.01 par value                                  63              63
 Additional paid-in capital                                  3,547           3,547
 Accumulated deficit                                        (8,505)         (8,147)
                                                           -------         -------
   Total stockholders' deficit                              (1,300)         (1,142)
                                                           -------         -------
                                                           $14,581         $15,332
                                                           =======         =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                                 PETS' RX, INC.
                                 --------------
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
               --------------------------------------------------
                                 (In thousands)
                                  (Unaudited)


                                                               1996       1995
                                                            --------    -------
REVENUES
                                                              $4,228     $3,422
                                                              ------     ------

COST OF SERVICES:
 Cost of revenues                                                803        623
 Salaries and wages of clinic operations                       1,661      1,359
 Other operating expenses of clinics                           1,043        950
                                                              ------     ------
  Gross profit                                                   721        490
                                                              ------     ------
GENERAL AND ADMINISTRATIVE                                       530        499
DEPRECIATION AND AMORTIZATION                                    307        280
                                                              ------     ------
  Operating loss                                                (116)      (289)
INTEREST EXPENSE                                                (229)      (258)
INTEREST INCOME                                                   12         25
                                                              ------     ------
  Loss before minority interest in income of subsidiary         (333)      (522)
MINORITY INTEREST IN INCOME OF SUBSIDIARY                         25         10
                                                              ------     ------
  Net loss                                                    $ (358)    $ (532)
                                                              ======     ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PETS' RX, INC.
                                 --------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                  FOR THE MONTHS ENDED MARCH 31, 1996 AND 1995
                  --------------------------------------------
                                 (In thousands)
                                  (Unaudited)

                                                                                  1996       1995
                                                                                 -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                         $(358)    $ (532)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                     307        280
  Gain on sale of land and building                                                  --        (18)
  Minority interest in income of subsidiary in excess of distribution                25         10
  Changes in assets and liabilities
   Other current assets                                                              13        (40)
   Other assets                                                                      (5)       (52)
   Accounts payable                                                                 (20)       196
   Accrued expenses and other current liabilities                                   (72)       126
                                                                                  -----     ------
     Net cash used in operating activities                                         (110)       (30)
                                                                                  -----     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                                (64)        78
 Proceeds from sale of land and building                                             --        600
 Payments received under note receivable                                             --        193
                                                                                  -----     ------
     Net cash (used in) provided by investing activities                            (64)       715
                                                                                  -----     ------
CASH FLOWS FROM FINANCING ACTIVITIES:

 Net proceeds from issuance of convertible preferred stock, preferred
  stock subscribed, and common stock                                                200        100
 Principal payments under long-term obligations                                    (527)      (798)
                                                                                  -----     ------
     Net cash used in financing activities                                         (327)      (698)
                                                                                  -----     ------
     Net decrease in cash and cash equivalents                                     (501)       (13)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                    752      2,254
                                                                                  -----     ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $ 251     $2,241
                                                                                  =====     ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

 Interest paid during the year                                                    $ 282     $  243
 Non-cash financing activities -- Capital leases                                     --     $   60

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PETS' RX, INC.
                                 --------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1996
                                 --------------


1.  GENERAL:
    -------

The Company
- - -----------

Pets' Rx, Inc. (the "Company") was incorporated in Delaware on May 28, 1991. The Company is engaged in the acquisition and operation of veterinary clinics. As of March 31, 1996, the Company operates 16 clinics in the San Jose and Sacramento, California, and Las Vegas, Nevada, markets.

The Company has substantial operating and debt service obligations as a result of the significant acquisition activity. The Company will require additional capital in 1996 if the merger discussed in Note 3 is not consummated.

Principles of Consolidation
- - ---------------------------

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary and have been prepared in accordance with generally accepted accounting principles for interim financialinformation. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany transactions and balances have been eliminated. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year. Minority interest on the accompanying balance sheet represents the initial contribution of assets to the subsidiary by the minority member increased by the member's share of income less distributions made.

2.  RECLASSIFICATIONS:
    -----------------

Certain prior year amounts have been reclassified to conform to their 1995 classifications.

3.  MERGER AGREEMENT:
    ----------------

In February, 1996 the Company entered into a merger agreement (the "Agreement")with Veterinary Centers of America, Inc. ("VCA"). Under the terms of the Agreement as amended, which is intended to qualify for pooling-of-interests accounting, stockholders and rights holders, as defined, are to receive shares of VCA common stock, par value $0.001 with a market value on June 14,1996 of approximately $22.4 million. The stockholders of the Company voted to approve the merger on June 14, 1996 and the merger is expected to be consummated on June 18, 1996.

4.  SUBSEQUENT EVENT:
    ----------------

During the second quarter of 1996, the Company received additional working capital through the issuance of notes payable to existing shareholders and to Veterinary Centers of America, Inc. in the amount of $200,000 and $210,000, respectively.

                   Report of Independent Public Accountants



To the Board of Directors and
   Stockholders of Pets' Rx, Inc.:

We have audited the accompanying consolidated balance sheet of Pets' Rx, Inc. (a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pets' Rx, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

San Jose, California
March 20, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and
Stockholders of Pets' Rx, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of redeemable preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Pets' Rx, Inc at December 31, 1994 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Jose, California
September 12, 1995

                                PETS' RX, INC.
                                --------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                       AS OF DECEMBER 31, 1995 AND 1994
                       --------------------------------
                (In thousands, except share and per share data)

                                    ASSETS
                                    ------

                                                                                 1995        1994
                                                                                -------     -------
CURRENT ASSETS:
  Cash and cash equivalents                                                     $   752     $ 2,254
  Other current assets (Note 2)                                                     671         571
                                                                                -------     -------
          Total current assets                                                    1,423       2,825

PROPERTY AND EQUIPMENT, net (Note 2)                                              4,054       4,138

INTANGIBLE ASSETS, net (Note 2)                                                   9,490       9,909

NOTE RECEIVABLE (Note 3)                                                            100         293

OTHER ASSETS                                                                        265         118
                                                                                -------     -------
                                                                                $15,332     $17,283
                                                                                =======     =======

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                              $ 1,080     $   854
  Current portion of long-term obligations (Note 4)                               1,412         702
  Accrued expenses and other current liabilities (Note 2)                         1,358       1,188
                                                                                -------     -------
          Total current liabilities                                               3,850       2,744
                                                                                -------     -------
LONG-TERM OBLIGATIONS, net of current portion (Note 4)                            9,426      10,986
                                                                                -------     -------
MINORITY INTEREST (Note 3)                                                          251         -
                                                                                -------     -------
COMMITMENTS AND CONTINGENCIES (Note 3 and 9)

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
2,000,000 shares designated; 915,464 shares issued and outstanding in 1995
 and 1994 (Note 5)                                                                2,947       2,947

                                                                                -------     -------
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 6 and 7):
  Preferred stock, $0.01 par value; 5,000,000 shares authorized
    Convertible preferred stock, 100,000 shares designated  Series A; 38,000
     and 35,000 shares issued and outstanding    in 1995 and 1994                 3,395       3,095

    Convertible preferred stock (Series A) 5,000 shares
      subscribed                                                                      -         150
  Common stock, $0.01 par value; 20,000,000 shares authorized; 6,265,685 and
   6,069,261 shares issued and outstanding in 1995 and 1994                          63          61

  Additional paid-in capital                                                      3,547       3,470
  Accumulated deficit                                                            (8,147)     (6,170)
                                                                                -------     -------
          Total stockholders' equity (deficit)                                   (1,142)        606
                                                                                -------     -------
                                                                                $15,332     $17,283
                                                                                =======     =======

                                PETS' RX, INC.
                                --------------


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             ----------------------------------------------------
                                (In thousands)


                                               1995      1994      1993
                                              -------   -------   -------
REVENUES                                      $15,622   $ 9,638   $ 5,785
                                              -------   -------   -------
COSTS OF SERVICES:
  Cost of revenues                              3,045     2,055     1,214
  Salaries and wages of clinic operations       6,136     4,162     2,429
  Other operating expenses of clinics           4,055     2,562     1,594
                                              -------   -------   -------
                                               13,236     8,779     5,237
                                              -------   -------   -------
          Gross profit                          2,386       859       548

GENERAL AND ADMINISTRATIVE                      2,203     1,777     1,054

DEPRECIATION AND AMORTIZATION                   1,200       919       562

WRITE-OFF OF GOODWILL                             -         -         123
                                              -------   -------   -------
          Operating loss                       (1,017)   (1,837)   (1,191)

INTEREST EXPENSE                               (1,009)   (1,006)     (352)

INTEREST INCOME                                    99        38        21
                                              -------   -------   -------
          Loss before minority interest in
           income of subsidiary                (1,927)   (2,805)   (1,522)


MINORITY INTEREST IN INCOME OF SUBSIDIARY          50       -         -
                                              -------   -------   -------
          Net loss                            $(1,977)  $(2,805)  $(1,522)
                                              =======   =======   =======


                  The accompanying notes are an integral part of these consolidated financial statements.

                                 PETS' RX, INC.
                                 --------------

 CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
 ------------------------------------------------------------------------------
                                   (DEFICIT)
                                   ---------

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
              ----------------------------------------------------
                       (In thousands, except share data)

                                                                                               Stockholders' Equity (Deficit)
                                                                                        -----------------------------------------
                                                                      Redeemable           Series A
                                                                    Preferred Stock     Preferred Stock           Common Stock
                                                                    ---------------     ----------------      --------------------
                                                                     Shares  Amount     Shares   Amount         Shares      Amount
                                                                    -------  ------     ------  --------      ---------     ------
BALANCE AT DECEMBER 31, 1992                                        792,170  $2,515        -    $   -         1,792,500       $18

  Issuance of common stock warrants                                     -       -          -        -               -           -

  Issuance of redeemable preferred stock warrants                       -       -          -        -               -           -

  Redeemable preferred stock dividend                                59,424     208        -        -               -           -

  Subscription of Series C preferred stock                              -       -          -        -               -           -

  Net loss                                                              -       -          -        -               -           -

                                                                    -------  ------     ------   ------       ---------       ---
BALANCE AT DECEMBER 31, 1993                                        851,594   2,723        -        -         1,792,500        18

  Redeemable preferred stock dividend                                63,870     224        -        -               -           -

  Issuance of common stock for surrender of Series C
   preferred stock subscription                                         -       -          -        -           537,500         5

  Issuance of Series A convertible preferred
   stock, net of issuance cost of $238                                  -       -       35,000    3,262              -          -

  Issuance of common stock to directors in conjunction
   with sale of Series A preferred stock                                -       -          -       (167)        270,000         3

  Subscription of Series A convertible preferred stock                  -       -          -        -               -           -

  Issuance of common stock for exercise and surrender
   of warrants                                                          -       -          -        -           645,000         6

  Issuance of common stock for payment of note interest                 -       -          -        -           357,903         4

  Issuance of common stock for note conversion                          -       -          -        -         2,441,358        25

  Issuance of common stock for acquisition                              -       -          -        -            25,000         -

  Issuance of common stock warrants                                     -       -          -        -               -           -

  Net loss                                                              -       -          -        -               -           -
                                                                    -------  ------     ------   ------       ---------       ---
BALANCE AT DECEMBER 31, 1994                                        915,464   2,947     35,000    3,095       6,069,261        61

     Issuance of Series A convertible preferred stock                   -       -        3,000      300             -           -

     Issuance of common stock for bridge note conversion                -       -          -        -           142,960         2

     Issuance of common stock for exercise and surrender of
      warrants                                                          -       -          -        -            53,464         -

     Net loss                                                           -       -          -        -               -           -
                                                                    -------  ------     ------   ------       ---------        ---
BALANCE AT DECEMBER 31, 1995                                        915,464  $2,947     38,000   $3,395       6,265,685        $63
                                                                    =======  ======     ======   ======       =========        ===

  The accompanying notes are an integral part of these consolidated financial statements.

                                                                           Stockholders' Equity (Deficit)
                                                                   -------------------------------------------------------
                                                                    Additional
                                                                      Paid-in        Stock         Accumulated
                                                                      Capital      Subscribed        Deficit       Total
                                                                    ----------     -----------     -----------    --------
BALANCE AT DECEMBER 31, 1992                                           $1,386      $   -           $(1,411)       $     (7)
  Issuance of common stock warrants                                       101          -               -               101
  Issuance of redeemable preferred stock warrants                         121          -               -               121
  Redeemable preferred stock dividend                                     -            -              (208)           (208)
  Subscription of Series C preferred stock                                -            200             -               200
  Net loss                                                                -            -            (1,522)         (1,522)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1993                                           1,608           200          (3,141)         (1,315)
  Redeemable preferred stock dividend                                    -             -              (224)           (224)
  Issuance of common stock for surrender of Series C
   preferred stock subscription                                          195          (200)            -               -
  Issuance of Series A convertible preferred
   stock, net of issuance cost of $238                                   -             -               -             3,262
  Issuance of common stock to directors in conjunction
   with sale of Series A preferred stock                                 164           -               -               -
  Subscription of Series A convertible preferred stock                   -             150             -               150
  Issuance of common stock for exercise and surrender
   of warrants                                                            49           -               -                55
  Issuance of common stock for payment of note interest                  219           -               -               223
  Issuance of common stock for note conversion                         1,207           -               -             1,232
  Issuance of common stock for acquisition                                15           -               -                15
  Issuance of common stock warrants                                       13           -               -                13
  Net loss                                                                -            -            (2,805)         (2,805)
                                                                       -----       -------         -------         -------
                                    F-9

BALANCE AT DECEMBER 31, 1994                                           3,470           150          (6,170)            606
     Issuance of Series A convertible preferred stock                    -            (150)            -               150
     Issuance of common stock for bridge note conversion                  77           -               -                79
     Issuance of common stock for exercise and surrender of
      warrants                                                           -             -               -               -
     Net loss                                                            -             -            (1,977)         (1,977)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1995                                           3,547       $   -           $(8,147)        $(1,142)
                                                                       =====       =======         =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                PETS' RX, INC.
                                --------------


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             ----------------------------------------------------
                                (In thousands)

                                                                                      1995            1994           1993
                                                                                    --------        --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                          $(1,977)        $(2,805)       $(1,522)
  Adjustments to reconcile net loss to net cash used in operating activities-
    Depreciation and amortization                                                     1,200             919            562
    Gain on sale of land and building                                                   (19)            -              -
    Write-off of goodwill                                                               -               -              123
    Minority interest in income of subsidiary in excess of distributions                  7             -              -
    Changes in assets and liabilities, net of effect of acquired clinics-
      Other current assets                                                              (88)            116           (136)
      Other assets                                                                       19             (51)           (36)
      Accounts payable                                                                  607             476            115
      Accrued expenses and other current liabilities                                     32             954            219
                                                                                    -------         -------        -------
            Net cash used in operating activities                                      (219)           (391)          (675)
                                                                                    -------         -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                                  (916)           (114)          (160)
  Purchases of veterinary clinics                                                       (40)           (862)        (1,140)
  Sale of marketable securities                                                         -               -              140
  Proceeds from sale of land and building                                               600             -              -
  Payments received (advances made) under note receivable                               193             (98)             2
                                                                                    -------         -------        -------
             Net cash used in investing activities                                     (163)         (1,074)        (1,158)
                                                                                    -------         -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term obligations                                         -             294          1,426
  Proceeds from issuance of redeemable preferred stock warrants and
    common stock warrants                                                                 -              13            222
  Net proceeds from issuance of convertible preferred stock, preferred
    stock subscribed, and common stock                                                  150           3,467            200
  Principal payments under long-term obligations                                     (1,270)           (603)          (356)
                                                                                    -------         -------        -------
          Net cash provided by (used in) financing activities                        (1,120)          3,171          1,492
                                                                                    -------         -------        -------
          Net increase (decrease) in cash and cash equivalents                       (1,502)          1,706           (341)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        2,254             548            889
                                                                                    -------         -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $   752         $ 2,254        $   548
                                                                                    =======         =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid during the year                                                     $   972         $   982        $   324
  Non-cash financing activities-
    Payment of accrued interest on notes by issuance of common stock                $   -           $   223        $   -
    Conversion of notes payable to common stock                                     $    79         $ 1,232        $   -
    Capital leases                                                                  $    78         $   -          $   -
    Conversion of accounts payable to note payable                                  $   381         $   -          $   -

  The accompanying notes are an integral part of these consolidated financial statements.

                                PETS' RX, INC.
                                --------------


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                               DECEMBER 31, 1995
                               -----------------



1.   THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:
     ---------------------------------------------------

The Company
- - -----------

Pets' Rx, Inc. (the "Company") was incorporated in Delaware on May 28, 1991. The Company is engaged in the acquisition and operation of veterinary clinics. As of December 31, 1995, the Company operates 16 clinics in the San Jose and Sacramento, California, and Las Vegas, Nevada, markets.

The Company has substantial operating and debt service obligations as a result of the significant acquisition activity (see Note 3). The Company will require additional capital in 1996 if the merger discussed in Note 11 is not consummated.

Use of Estimates in the Preparation of Financial Statements
- - -----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation
- - ---------------------------

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany transactions and balances have been eliminated. Minority interest on the accompanying balance sheet represents the initial contribution of assets to the subsidiary by the minority member increased by the member's share of income less distributions made.

Revenue Recognition
- - -------------------

Revenues are recognized upon performance of veterinary services or sale of related veterinary products.

Cash Equivalents
- - ----------------

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Inventories
- - -----------

Inventories consist of veterinary supplies, pharmaceuticals, and retail veterinary products and are stated at the lower of cost, determined using the first-in, first-out basis, or market.

                            THE PET PRACTICE, INC.
                          CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)



                                                      APRIL 3, 1996    JANUARY 3,
                                                      (UNAUDITED)        1996
                                                      -------------    ---------
ASSETS

Current assets:

  Cash and cash equivalents...........................   $ 4,916       $10,097

  Accounts receivable, net of allowance
   for doubtful accounts of $258 at
   April 3, 1996 and $363 at January 3, 1996..........       836           809

  Other receivables...................................       264           534

  Inventories.........................................     3,154         3,175

  Other current assets, including
   deferred  merger costs of $625 in 1996.............     1,592           966
                                                         -------       -------
    Total current assets..............................    10,762        15,581

Property and equipment, net...........................    15,029        13,465

Excess of cost over fair value of net
  assets acquired and other intangible assets,
  net.................................................    53,775        51,271

Other assets..........................................       149           145
                                                         -------       -------
                                                         $79,715       $80,462
                                                         =======       =======

  The accompanying notes are an integral part of these financial statements.

                            THE PET PRACTICE, INC.
                          CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)


LIABILITIES, MANDATORILY                              APRIL 3,
REDEEMABLE PREFERRED STOCK,                             1996       JANUARY 3,
AND STOCKHOLDERS' EQUITY                             (UNAUDITED)     1996
                                                     -----------   ----------

Current liabilities:
 Current portion of long-term debt, including
 due to related parties of $1,741 at
 April 3, 1996 and $1,649 at January 3, 1996..........  $ 3,820       $ 3,696
 Accounts payable.....................................    2,169         2,540
 Accrued expenses and other current liabilities.......    4,959         5,184
                                                        -------       -------

  Total current liabilities...........................   10,948        11,420

Long-term debt, including amounts due to
 related parties of $7,872 at April 3, 1996
 and $7,848 at January 3, 1996........................   16,216        15,786

Other liabilities.....................................       30            36
                                                        -------       -------

  Total liabilities...................................   27,194        27,242
                                                        -------       -------


Commitments and contingencies.........................        -             -

Mandatorily redeemable preferred stock, $0.01
 par value, 10 shares authorized......................        -             -
                                                        -------       -------
                                                              -             -

Stockholders' equity:
 Preferred stock, $0.01 par value, 1,000
 shares authorized....................................
 Common stock, $0.01 par value, 20,000
 shares authorized; 8,632 shares issued
 and outstanding at April 3, 1996 and
 8,607 at January 3, 1996.............................       86            86
 Capital in excess of par value.......................   62,026        61,826
 Accumulated deficit..................................   (9,591)       (8,692)
                                                        -------       -------
 Total stockholders' equity...........................   52,521        53,220
                                                        -------       -------
                                                        $79,715       $80,462
                                                        =======       =======

  The accompanying notes are an integral part of these financial statements.

                                  THE PET PRACTICE, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                 THIRTEEN WEEKS ENDED
                                                              --------------------------
                                                               APRIL 3,        MARCH 29,
                                                                 1996            1995*
                                                              ----------       ---------
Net revenues................................................    $13,404         $ 7,607
Cost of revenues............................................     12,104           7,120
                                                                -------         -------
Gross profit................................................      1,300             487
General and administrative expenses.........................      1,490           1,223
Amortization of excess of cost over fair value
 of net assets acquired and other intangible assets.........        460             248
Loss from operations........................................       (650)           (984)
Non-operating expenses (income):
 Interest expense - related parties.........................        167             328
 Interest expense - other...................................        154             369
 Interest income............................................        (93)             (6)
                                                                -------         -------
                                                                    228             691
                                                                -------         -------
Loss before income taxes....................................       (878)         (1,675)
Provision for income tax expense............................         21              19
                                                                -------         -------
Net loss....................................................    $  (899)        $(1,694)
                                                                =======         =======
Net loss per common share...................................     $(0.10)         $(0.42)
                                                                =======         =======
Shares used in net loss per common
 share computation..........................................      8,614           4,059
                                                                =======         =======

      *Certain reclassifications have been made for comparative purposes.

   The accompanying notes are an integral part of these financial statements.

                            THE PET PRACTICE, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                        COMMON STOCK
                                    --------------------
                                                            CAPITAL IN      ACCUM-
                                     NUMBER        PAR       EXCESS OF      ULATED
                                    OF SHARES     VALUE      PAR VALUE      DEFICIT     TOTAL
                                    ---------     -----      ---------      -------     -----
Balance at January 3, 1996......       8,607       $86        $61,826      $(8,692)    $53,220
Common stock issued in
 connection with acquisitions...          25         -            200            -         200
Net loss........................           -         -              -         (800)       (899)
                                       -----       ---        -------      -------     -------
Balance at April 3, 1996........       8,632       $86        $62,026      $(9,591)    $52,521
                                       =====       ===        =======      =======     =======

  The accompanying notes are an integral part of these financial statements.

                            THE PET PRACTICE, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                                                    Thirteen Weeks Ended
                                                                 ---------------------------
                                                                 April 3,          March 29,
                                                                   1996              1995
                                                                 --------          ---------

Cash flows from operating activities:
Net loss........................................................  $  (899)          $(1,694)
Adjustments to reconcile net loss to net cash
 provided (used) by operations:
  Depreciation and amortization.................................      845               448
  Provision for doubtful accounts...............................      (26)               28
  Finance charges on mandatorily
   redeemable preferred stock...................................                         16
  Other non-cash charges........................................                         36
Changes in assets and liabilities, net of
 effects of businesses acquired:
  Increase in accounts receivable...............................       (8)              (90)
  Decrease (increase) in inventories............................       57              (223)
  Decrease (increase) in other current assets...................      274              (482)
  Decrease in accounts payable..................................     (370)             (461)
  Increase (decrease) in other accrued expenses
  and in other current liabilities..............................   (1,107)              517
  Other assets and other liabilities............................       (5)               13
                                                                  -------           -------
  Net cash used in operating activities.........................   (1,239)           (1,892)
                                                                  -------           -------
Cash flows from investing activities:
 Payments for purchases of businesses,
  net of cash acquired of $6 in 1996
  and $7 in 1995................................................   (2,116)           (4,139)
 Purchases of property and equipment............................     (905)             (850)
                                                                  -------           -------
  Net cash used in investing activities.........................   (3,021)           (4,989)
                                                                  -------           -------
Cash flows from financing activities:
 Borrowings under line of credit agreements.....................        -             7,194
 Principal payments on long-term obligations....................     (921)             (169)
                                                                  -------           -------
  Net cash provided by (used in) financing activities...........     (921)            7,025
                                                                  -------           -------
Net increase (decrease) in cash and cash equivalents............   (5,181)              144
Cash and cash equivalents at beginning of period................   10,097               910
                                                                  -------           -------
Cash and cash equivalents at end of period......................  $ 4,916           $ 1,054
                                                                  =======           =======

  The accompanying notes are an integral part of these financial statements.

                              PET PRACTICE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 APRIL 3, 1996

             (Dollar amounts in thousands, except per share data)
                                  (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

The accompanying consolidated financial statements are unaudited, except for the Consolidated Balance Sheet as of January 3, 1996. The statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended January 3, 1996, included in its Annual Report on Form 1O-K, as filed with the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of Company management, the consolidated financial data for the unaudited interim periods presented include all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of the results of such interim periods.

Operating results for the thirteen-week period ended April 3, 1996 are not necessarily indicative of the results that may be expected for a full year or any portion thereof.

NOTE 2 - DEFINITIVE MERGER AGREEMENT

On March 21, 1996, the Company signed a definitive agreement (the "Merger Agreement") with Veterinary Centers of America, Inc. ("VCA"), pursuant to which
VCA will acquire all ...... outstanding securities of the Company.

Under the terms of the Merger Agreement, each share of the Company's common stock will be converted into a fraction of a share of VCA common stock determined by reference to the average closing price of VCA common stock over the 20 trading days ending on the third day before the stockholder meetings, at which the stockholders of VCA and the Company will consider the merger. If the average price of the VCA common stock ranges from $25 to $30 per share, the exchange ratio shall be determined by dividing $10 by the average price of VCA common stock, resulting in a valuation of $10 per share of the Company's Common Stock throughout the range. If the average closing price of VCA common stock is less than $24 per share, the exchange ratio will be increased (from 0.395 shares at $24 per share) by 0.005 for each dollar of such reduction down to $18.50 of VCA common stock, and if the average price of VCA common stock is more than $31 per share, the exchange ratio shall be reduced (from 0.3350 at $31 per share) by
0.005 for each dollar of such increase, up to $49 per share. No further adjustment shall be made if the price of VCA common stock

                              PET PRACTICE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

                                 APRIL 3, 1996

             (Dollar amounts in thousands, except per share data)
                                  (Unaudited)

shall be less than $18.50. In each case, a proportionate reduction or increase, as the case may be, shall be made if the price of VCA common stock is less than a round dollar. By way of illustration, at $23 per share of VCA common stock, the exchange ratio shall be 0.400, resulting in a valuation of $9.20 per share of the Company's Common Stock. At $32 per share of VCA common stock, the exchange ratio shall be 0.330, resulting in a valuation of $10.56 per share of the Company's Common Stock. The merger will be accounted for as a purchase. If the average price of VCA common stock is greater than $49, the exchange ratio shall be determined by dividing $12.005 by the average price. Each party has the right to terminate the definitive agreement if the average price of VCA common stock is $18.50 or less. The Company expects that the merger will be consummated in the third quarter of 1996.

Consummation of the merger is subject to certain significant conditions. The Merger Agreement with VCA may be terminated by either VCA or the Company at any time prior to the closing (i) if any material condition to the obligations of the Company or VCA set forth in the Merger Agreement is not substantially satisfied at the time or times contemplated thereby, (ii) there is a material breach of any representation, warranty, condition, or agreement contained in the Merger Agreement (that is not cured within 30 days of the tune that written notice of such breach is received by the breaching party), (iii) if the merger shall not have been consummated on or before September 1, 1996, or (iv) upon their mutual consent.

For all of the foregoing reasons, the merger of VCA and the Company may never be consummated.

The Company filed a copy of the Merger Agreement with the Securities and Exchange Commission in its Current Report on Form 8-K dated March 21, 1996.

NOTE 3 - BUSINESS ACQUISITIONS

The Company acquired three clinics during the thirteen weeks ended April 3, 1996.

These acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based upon their estimated fair values at the dates of acquisition. The results of operations of the acquired companies are included in the consolidated financial statements from the respective dates of acquisition.

                              PET PRACTICE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

                                 APRIL 3, 1996

             (Dollar amounts in thousands, except per share data)
                                  (Unaudited)


Information with respect to these acquisitions is presented below:


Cash paid (net of cash acquired)................    $1,177
Common stock issued.............................       200
Notes and mortgages issued......................     1,475
Transaction and other costs.....................     1,126
                                                    ------

Fair value of tangible assets acquired,
  principally accounts receivable, inventory,
  and property and equipment....................     1,014
                                                    ------
 Cost in excess of fair value of assets
  acquired and other intangible assets..........    $2,964
                                                    ======

The following unaudited pro forma consolidated results of operations of the Company and its. . subsidiaries for the thirteen weeks ended April 3, 1996 give effect on a pro forma basis to the practices acquired during the period from January 4, 1996 through May 15, 1996, as if such practices had been acquired as of January 4, 1996.

           Net revenues                           $13,579
           Loss from operations                      (639)
           Net loss                                  (910)
           Net loss per common share                (0.11)

The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions been made on January 4, 1996, or the Company's results of operations which may occur in the future.

NOTE 4 - INCOME TAXES

Due to the Company's operating losses, there is no provision for federal income taxes.

NOTE 5 - SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

Cash paid during the thirteen weeks ended April 3, 1996 for interest and income taxes was $344 and $36, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of The Pet Practice, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of The Pet Practice, Inc. and its subsidiaries at January 3, 1996 and December 28, 1994 and the results of their operations and their cash flows for the period October 27, 1993 (commencement of operations) to December 29, 1993, the year ended December 28, 1994 and the year ended January 3, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Philadelphia, PA
March 22, 1996

                             THE PET PRACTICE, INC.

                           CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           DECEMBER 28,   JANUARY 3,
                                                                              1994          1996
                                                                          ------------    ----------
                                     ASSETS
Current assets:
 Cash and cash equivalents...........................................       $   910          $10,097
 Accounts receivable, net of allowance for doubtful
  accounts of $103 at December 28, 1994 and
  $363 at January 3, 1996............................................           205              809
 Other receivables...................................................            34              534
 Inventories.........................................................         1,077            3,175
 Other current assets................................................           845              966
                                                                            -------          -------
   Total current assets..............................................         3,071           15,581
Property and equipment, net..........................................         6,148           13,465
Excess of cost over fair value of net assets acquired and
 other intangible assets.............................................        25,941           51,271
Other assets.........................................................           257              145
                                                                            -------          -------
                                                                            $35,417          $80,462
                                                                            =======          =======

      LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Borrowings under line of credit.....................................       $10,067          $    -
 Current portion of long-term debt, including due to
   related parties of $758 at December 28, 1994
   and $1,649 at January 3, 1996.....................................         1,609            3,696
 Accounts payable....................................................         1,786            2,540
 Accrued expenses and other current liabilities......................         5,777            5,184
                                                                            -------           ------
     Total current liabilities.......................................        19,239           11,420
Long-term debt, including amounts due to related parties of
 $14,921 at December 28, 1994 and $7,848
 at January 3, 1996..................................................        18,885           15,786
Other liabilities....................................................            67               36
                                                                            -------           ------
                                                                             38,191           27,242
                                                                            -------          -------
Commitments and contingencies
Mandatorily redeemable preferred stock, $.01 par value,
 10 shares authorized, 8 shares issued at
   December 28, 1994, at redemption value                                       875               -
                                                                            -------           ------

Stockholders' equity (deficit):
 Preferred stock, $.01 par value, 1,000 shares authorized............
 Common stock, $.01 par value, 20,000 shares authorized;
   3,978 and 8,607 shares issued at December 28, 1994
   and January 3, 1996, respectively.................................            40               86
 Capital in excess of par value......................................         1,828           61,826
 Accumulated deficit.................................................        (5,517)          (8,692)
                                                                            -------           ------
     Total stockholders' equity (deficit)............................        (3,649)          53,220
                                                                            -------           ------
                                                                            $35,417          $80,462
                                                                            =======          =======

   The accompanying notes are an integral part of these financial statements.

                              THE PET PRACTICE, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     YEAR ENDED
                                                                            OCTOBER 27 TO    ---------------------------
                                                                             DECEMBER 29,     DECEMBER 28,    JANUARY 3,
                                                                                1993*            1994*          1996*
                                                                            --------------   -------------   -----------
 Net revenues                                                                  $1,201         $15,111          $40,571
 Cost of revenues (including related party lease
  expense of $45, $437, and $841 for the period
  October 27, 1993 to December 29, 1993; the year
  ended December 28, 1994; and the year ended
  January 3, 1996, respectively)................................                1,261          13,936           34,776
                                                                               ------         -------          -------
 Gross profit (loss)............................................                  (60)          1,175            5,795
 General and administrative expenses............................                  348           3,867            5,796
 Amortization of excess of cost over fair value of net assets
  acquired and other intangible assets..........................                   38             409            1,229
                                                                               ------         -------          -------
 Loss from operations...........................................                 (446)         (3,101)          (1,230)
                                                                               ------         -------          -------
 Non-operating (income) expenses:
  Interest expense--related parties.............................                  145             889              991
  Interest expense--other.......................................                   38             705            1,345
 Interest income...............................................                    -               (7)            (475)
                                                                               ------         -------          -------
                                                                                  183           1,587            1,861
                                                                               ------         -------          -------
Loss before income taxes.......................................                 (629)          (4,688)          (3,091)
Provision for income tax expense...............................                    -              200               84
                                                                              ------          -------          -------
Net loss.......................................................               $ (629)         $(4,888)         $(3,175)
                                                                              ======          =======          =======
Net loss per common share......................................               $(0.15)         $ (1.20)         $ (0.54)
                                                                              ======          =======          =======
Shares used in net loss per common share computation...........                4,059            4,059            5,863
                                                                              ======          =======          =======

      *Certain reclassifications have been made for comparative purposes.
   The accompanying notes are an integral part of these financial statements.

                             THE PET PRACTICE, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                      CAPITAL STOCK
                                   ------------------             CAPITAL IN
                                                 PAR              EXCESS OF          ACCUMULATED
                                   SHARES       VALUE             PAR VALUE            DEFICIT               TOTAL
                                   ------       -----             ----------         ------------           --------

Common stock issued,
 October 27, 1993...............    3,600         $36                $   162         $         -            $   198
Common stock issued.............       77           1                      3                   -                  4
Net loss for the period ended
 December 29, 1993..............        -           -                      -                (629)              (629)
                                    -----         ---                -------             -------            -------
Balance, December 29, 1993......    3,677          37                    165                (629)              (427)
Common stock issued in
 connection with acquisitions...      141           1                  1,652                   -              1,653
Common stock issued.............      160           2                     11                   -                 13
Net loss for the year ended
 December 28, 1994..............        -           -                      -              (4,888)            (4,888)
                                    -----         ---                -------             -------            -------
Balance, December 28, 1994......    3,978          40                  1,828              (5,517)            (3,649)
Common stock issued in
 connection with acquisitions...      329           3                  3,463                   -              3,466
Common stock issued through
 public offering................    4,300          43                 56,535                   -             56,578
Net loss for the year ended
 January 3, 1996................        -           -                      -              (3,175)            (3,175)
                                    -----         ---                -------             -------            -------
Balance, January 3, 1996........    8,607         $86                $61,826             $(8,692)           $53,220
                                    =====         ===                =======             =======            =======

   The accompanying notes are an integral part of these financial statements.

                             THE PET PRACTICE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED
                                                           OCTOBER 27 TO      ---------------------------
                                                           DECEMBER 29,        DECEMBER 28,    JANUARY 3,
                                                              1993                1994           1996
                                                           -------------      -------------   -----------
Cash flows from operating activities:
 Net loss..................................................  $  (629)           $ (4,888)        $ (3,175)
 Adjustments to reconcile net loss to net cash
   provided (used) by operations:
   Depreciation and amortization...........................       96                 760            2,017
   Provision for doubtful accounts.........................       -                   16               65
   Finance charges on mandatorily redeemable
     preferred stock.......................................       10                  64               42
   Other non-cash charges..................................       -                  143                -
 Changes in assets and liabilities, net of
   effects from businesses acquired:
    Decrease (increase) in accounts receivable.............        1                (168)            (456)
    Increase in inventories................................      (55)               (225)          (1,263)
    Increase in other current assets.......................      (23)               (665)            (584)
    Increase in accounts payable...........................       51                 793              726
    Increase (decrease) in accrued expenses and
     current liabilities...................................      224               2,079           (1,891)
    Other assets and other liabilities.....................       -                  (26)              33
                                                             -------            --------         --------
     Net cash used by operating  activities................     (325)             (2,117)          (4,486)
                                                             -------            --------         --------
Cash flows from investing activities:
 Payments for purchases of businesses, net of
   cash acquired of $73 for the period ended
   December 29, 1993, $156 for the year
   ended December 28, 1994, and $41 for the
   year ended January 3, 1996..............................   (7,430)             (9,557)         (13,082)
 Purchases of property and equipment.......................      (48)               (206)          (4,662)
                                                             -------            --------         --------
    Net cash used by investing activities..................   (7,478)             (9,763)         (17,744)
                                                             -------            --------         --------
Cash flows from financing activities:
 Proceeds from issuance of common stock....................      202                  12           56,578
 Proceeds from issuance of mandatorily
   redeemable preferred stock..............................      800                  -                -
 Proceeds from issuance of long-term debt..................    9,324               3,067               -
 Borrowings under line of credit agreements................       -               10,067            8,859
 Redemption of mandatorily redeemable
   preferred stock.........................................       -                   -              (800)
 Payments of line of credit agreements.....................       -                   -           (18,926)
 Principal payments on long-term obligations...............   (2,449)               (430)         (14,294)
                                                             -------            --------         --------
    Net cash provided by financing activities..............    7,877              12,716           31,417
                                                             -------            --------         --------
Net increase in cash and cash equivalents..................       74                 836            9,187
Cash at beginning of period................................       -                   74              910
                                                             -------            --------         --------
Cash at end of period......................................  $    74            $    910         $ 10,097
                                                             =======            ========         ========
Supplemental disclosure of cash flow information:
 Interest paid.............................................  $    38            $    276         $  3,601
                                                             =======            ========         ========

   The accompanying notes are an integral part of these financial statements.

                             THE PET PRACTICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 1 -- ORGANIZATION AND OPERATION:

     The Pet Practice, Inc. (the "Company") was formed to provide companion animal veterinary care services. The Company's operations commenced on October 27, 1993 with the acquisition of Professional Veterinary Hospitals of America, Inc. (a Michigan corporation). Since this initial acquisition, the Company has acquired additional practices (see Note 3) such that as of January 3, 1996, the Company operates 83 veterinary clinics in 10 states, all in the Eastern half of the United States.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Fiscal year:

     The Company's accounting year is a 52-53 week fiscal year which ends on the Wednesday nearest to December 31.

 Principles of consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly and beneficially owned subsidiaries ("Subsidiaries"). In response to certain regulations in certain states in which the Company operates, several Subsidiaries operate as professional corporations which, in turn, have executed management agreements with the Company. Through the terms of the management agreements, the Company has complete unilateral control over the professional corporations. The management agreements entered into with the professional corporations substantially restrict the business activities of these professional corporations and the rights of their shareholders. Under related agreements, the Company has the option to purchase, or to designate a purchaser for, the stock of the professional corporations. These professional corporations are consolidated because the Company (as opposed to affiliates of the Company) has unilateral and perpetual control over the assets and operations of the professional corporations and because, notwithstanding the lack of technical majority ownership, consolidation of the professional corporations is necessary to present fairly the financial position and results of operations of the Company due to the existence of a parent-subsidiary relationship by means other than majority ownership of the professional corporations' voting stock. The Company has perpetual control over the professional corporations because the Company does not intend to terminate any of its management agreements with the professional corporations and, upon termination of any such agreement by the veterinarian, the Company intends to exercise its option to purchase the stock of the professional corporation for $100. Fees paid to the Company under these agreements approximate the operating income, as defined, of the Subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Use of estimates in the preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Statement of cash flows:

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments with original maturities of 90 days or less.

                             THE PET PRACTICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


 Net revenues:
     Net revenues are reported at the estimated amounts to be realized through payments from customers and are recognized when the services are performed.

 Inventories:

     Inventories consist of pharmaceuticals, retail pet products and other veterinary care products and are valued at the lower of first-in, first-out cost, or market.

 Property and equipment:

     Property and equipment are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized and maintenance and repairs are charged to current operations. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts and the gain or loss on such dispositions is reflected in current operations. Depreciation is provided using the straight-line method. Estimated useful lives of the assets are:

       Buildings.......................                            20-40 years
       Medical equipment...............                                7 years
       Furniture and fixtures..........                                7 years
       Leasehold improvements..........   Shorter of life of lease or 10 years
       Office equipment................                                5 years
       Vehicles........................                                5 years

 Long-lived and intangible assets:

     Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of differences between the fair value of the tax basis of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired is amortized on a straight-line basis over 40 years. Other intangible assets include client lists, assembled work force, and non-competition agreements, which are amortized on a straight-line basis over periods ranging from three to six years.

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), effective December 29, 1994. The carrying value of long-lived assets and certain identifiable intangible assets will be evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. In performing such review for recoverability, the Company compares the expected future cash flows to the carrying value of long-lived assets and identifiable intangibles. If the expected undiscounted future cash flows are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. If an asset being tested for recoverability was acquired in a business combination accounted for using the purchase method, the excess of cost over fair value of net assets that arose in that transaction is allocated to the assets being tested for recoverability on a pro rata basis using the relative fair values of the long-lived assets and identifiable intangibles acquired at the acquisition date. In estimating future cash flows for determining whether an asset is impaired, and if expected future cash flows are used in measuring assets that are impaired, assets are grouped by operating unit.

                             THE PET PRACTICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     In addition, the carrying value of the excess of cost over fair value of net assets acquired is subject to a separate evaluation by estimating the expected future undiscounted net cash flows from operating activities. If these estimated net cash flows are less than the carrying amount of the excess of cost over fair value of net assets acquired, the Company recognizes an impairment loss in an amount necessary to write down the excess of cost over fair value of net assets acquired to fair value, as determined from expected future cash flows.

 Income taxes:

     The Company has applied the asset and liability approach of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, for financial accounting and reporting purposes. The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it more likely than not that the benefit will be realized.

 Net loss per common share:

     Net loss per common share for the period ended December 29, 1993 and the year ended December 28, 1994 has been computed by dividing the net loss applicable to common stock by the number of shares of common stock outstanding at August 4, 1995 (the date of consummation of the Company's initial public offering of its common stock), as all shares issued prior to that date were issued at prices significantly below the offering price in the Company's initial public offering of its common stock.

     Net loss per common share for the year ended January 3, 1996 has been computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding during the year. For purposes of computing such weighted average, the number of shares of common stock outstanding at August 4, 1995 was treated as outstanding for the entire period from December 29, 1994 to August 4, 1995.

NOTE 3 -- BUSINESS ACQUISITIONS:

     On October 27, 1993, the Company acquired all of the issued and outstanding common stock of Professional Veterinary Hospitals of America, Inc. (a Michigan corporation). During 1994, the Company purchased all of the issued and outstanding common stock of three practices and certain assets of an additional 10 practices. During 1995, the Company purchased all of the issued and outstanding common stock of three practices and certain assets of an additional 38 practices.

     The acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based upon their estimated fair values at the dates of acquisition. The results of operations of the acquired companies are included in the consolidated financial statements from the respective dates of acquisition.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


   Information with respect to these acquisitions is presented below:

                                                                                  YEAR ENDED
                                                           OCTOBER 27 TO   -------------------------
                                                           DECEMBER 29,    DECEMBER 28,   JANUARY 3,
                                                               1993            1994          1996
                                                           -------------   ------------   ----------
Cash paid (net of cash acquired)........................         $7, 430        $ 9,908      $11,249
Common stock issued.....................................               -          1,510        3,239
Notes issued............................................             233          3,200       10,644
Deferred cash payments..................................               -              -          500
Transaction and other costs.............................              78          2,056        2,753
                                                                 -------        -------      -------
                                                                   7,741         16,674       28,385
Liabilities assumed.....................................           3,882          5,641        2,378
                                                                 -------        -------      -------
                                                                  11,623         22,315       30,763
Fair value of tangible assets acquired, principally
 accounts receivable, inventory, and property
 and equipment..........................................           2,579          4,678        4,204
                                                                 -------        -------      -------
  Cost in excess of fair value of assets acquired and
   other intangible assets..............................         $ 9,044        $17,637      $26,559
                                                                 =======        =======      =======

     Acquisitions made subsequent to January 3, 1996 were made for an aggregate amount of $2,135, consisting of $485 in cash, $550 in notes, and 23,000 shares of the Company's common stock.

     The unaudited results of operations for the year ended January 3, 1996 on a pro forma basis as if the practices acquired in fiscal 1995 and fiscal 1996 to date had been acquired as of the beginning of fiscal 1995 are as follows:

Net revenues...........................................      $58,828
Income from operations.................................        1,107
Net loss...............................................       (1,728)
Net loss per common share..............................        (0.29)

     Excess of cost over fair value of net assets acquired and other intangible assets comprise the following:

                                                                     DECEMBER 28,       JANUARY 3,
                                                                        1994              1996
                                                                     ------------       -----------
Excess of cost over fair value of net assets acquired............      $25,149            $50,877
Client lists.....................................................          591                946
Assembled work force.............................................          635              1,008
Non-competition agreements.......................................           12                115
                                                                       -------            -------
                                                                        26,387             52,946
  Accumulated amortization.......................................         (446)            (1,675)
                                                                       -------            -------
                                                                       $25,941            $51,271
                                                                       =======            =======

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 4 -- PROPERTY AND EQUIPMENT:

                                          DECEMBER 28,    JANUARY 3,
                                              1994           1996
                                          -------------   -----------
 Land..................................      $  358         $ 1,582
 Buildings.............................       2,571           3,939
 Building and leasehold improvements...       1,374           1,459
 Furniture and equipment...............       2,255           7,683
                                             ------         -------
                                              6,558          14,663
  Less:  Accumulated depreciation......        (410)         (1,198)
                                             ------         -------
                                             $6,148         $13,465
                                             ======         =======

     Depreciation expense was $59 for the period October 27, 1993 to December 29, 1993, $351 for the year ended December 28, 1994, and $788 for the year ended January 3, 1996.

NOTE 5 -- NOTES PAYABLE AND LONG-TERM DEBT:

     Notes payable and long-term debt are comprised of the following:

                                                                   DECEMBER 28,    JANUARY 3,
                                                                       1994           1996
                                                                   -------------   -----------
Subordinated notes payable to stockholder, interest at 8% due
 quarterly, principal due 1998..................................       $ 12,391      $      -
Borrowings under lines of credit with banks (weighted average
 rate of 8.5% at December 28, 1994).............................         10,067             -
Notes payable (6%-13% interest) payable through 2006............          6,002        15,529
Mortgages payable (6%-11%), payable through  2010...............            973         2,500
Capital lease obligations (9.6% - 10.4%)........................          1,128         1,453
                                                                       --------       -------
                                                                         30,561        19,482
  Less:  Current portion........................................        (11,676)       (3,696)
                                                                       --------       -------
Long-term debt..................................................       $ 18,885       $15,786
                                                                       ========       =======

   Scheduled maturities of long-term debt outstanding excluding capital lease obligations as of January 3, 1996 were as follows:

     1996..............................................    $3,633
     1997..............................................     3,787
     1998..............................................     3,427
     1999..............................................     2,558
     2000..............................................     2,647

     The subordinated notes payable to stockholder at December 28, 1994 represented borrowings pursuant to a $20,000 note between the Company and one of its stockholders which permited it to borrow funds for acquisitions and general corporate purposes.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Notes and mortgages payable arose principally from acquisitions and include certain amounts due to related parties. Certain of the Company's acquisition notes payable are secured by the assets of the veterinary practice acquired.

     The borrowings under lines of credit with a bank at December 28, 1994 represented borrowings pursuant to a $13,000 credit facility and were made at the bank's prime rate. Such notes were secured by the guarantee of a stockholder. In February 1995, the Company entered into a $5,000 line of credit facility with another financial institution. Borrowings under this facility were made at market interest rates and were secured by a guarantee of a stockholder as well as certain of the Company's operating subsidiaries. Both of these credit facilities with banks were terminated effective with the Company's initial public offering.

     The book value of notes and long-term debt approximates their fair value.

NOTE 6 -- INCOME TAXES:

     Due to the Company's operating losses, no provision for federal income taxes was recorded during any period. A provision for current state income taxes was recorded during the years ended December 28, 1994 and January 3, 1996.

     The reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                                                                            YEAR ENDED
                                                                OCTOBER 27 TO       --------------------------
                                                                 DECEMBER 29,       DECEMBER 28,    JANUARY 3,
                                                                    1993               1994           1996
                                                                -------------       -----------    -----------
Federal statutory tax rate.............................                (34)%              (34)%            (34)%
State income taxes, less related federal tax benefit...                  -                  4                3
Amortization not deductible for tax purposes...........                  1                  2                6
Losses for which no tax benefit was recognized.........                 33                 32               28
                                                                       ---                ---              ---
 Effective tax rate...................................                  -%                 4%               3%
                                                                       ===                ===              ===

The components of net deferred taxes are as follows:

                                                           DECEMBER 29,   DECEMBER 28,    JANUARY 3,
                                                              1993           1994           1996
                                                           -----------    ------------    ----------
Net operating loss carryforwards.......................     $ 1,563        $ 3,113         $ 4,138
Accruals and reserves not currently deductible
 for tax purposes......................................          39            226             276
                                                            -------        -------         -------
Gross deferred tax assets..............................       1,602          3,339           4,414
Valuation allowance....................................      (1,279)        (3,033)         (3,730)
                                                            -------        -------         -------
Net deferred tax assets................................         323            306             684
                                                            -------        -------         -------
Depreciable assets.....................................        (323)          (203)           (454)
Intangible assets......................................           -           (103)           (230)
                                                            -------        -------         -------
Gross deferred tax liabilities.........................        (323)          (306)           (684)
                                                            -------        -------         -------
  Net deferred taxes...................................     $     -        $     -         $     -
                                                            =======        =======         =======

     At January 3, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $12,200 (the estimated tax benefit of which is approximately $4,138). Their use is limited to future taxable earnings of the Company and, as specified in the Internal Revenue Code, use of certain of the net operating loss carryforwards is limited as they were acquired by the Company in a purchase of the stock of another company. The carryforwards expire in varying amounts through 2010. A valuation reserve has been established against the benefit of the net operating loss carryforwards.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 7 -- COMMITMENTS AND CONTINGENCIES:

 Operating leases:

     The Company leases certain office and veterinary care facilities as well as vehicles and equipment under noncancellable operating leases which require future minimum annual rentals as follows:

                                                CAPITAL   OPERATING
                                                LEASES      LEASES
                                                -------   ----------
   1996......................................    $  198      $2,679
   1997......................................       198       2,509
   1998......................................       198       2,294
   1999......................................       180       2,105
   2000......................................       160       1,648
   Thereafter................................     1,758       7,019
                                                 ------
                                                  2,692
   Amounts representing interest.............     1,239
                                                 ------
   Present value of minimum lease payments        1,453
     Less current portion....................       (63)
                                                 ------
   Long-term obligation......................    $1,390
                                                 ======

     Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Included in future rental commitments are payments totaling $10,178 which will be made to related parties. Six of these leases are with partnerships in which a director of the Company is a partner, and these leases expire at various dates from 1997 through 2003, although the Company has renewal options. Rent expense was $118 for the period October 27 to December 29, 1993, $971 for the year ended December 28, 1994, and $1,865 for the year ended January 3, 1996.

 Contingent payments related to business acquisitions:

     In connection with certain acquisitions (see Note 3), the Company has entered into contractual arrangements whereby additional shares of the Company's common stock and cash may be issued to former owners of acquired practices upon attainment of specified financial and non-financial criteria over periods of three to five years as set forth in the respective agreements. The number of shares of common stock and cash to be issued can not be determined until the earnout periods expire and the attainment of criteria is established. If such criteria are attained, but not exceeded, the Company will be obligated to make cash payments of approximately $2,881 and issue approximately 90,000 shares of common stock over the next five years.

     A lesser amount of cash would be paid and a lesser number of shares of common stock would be issuable under certain acquisition agreements if the financial criteria are not met and a greater amount of cash would be paid and a greater number of shares of common stock would be issuable under certain acquisition agreements if the financial criteria are exceeded. For example, if the financial criteria with respect to each of the acquisitions were to be exceeded by 20%, the Company would be obligated to make cash payments of $3,167 and issue approximately 109,000 shares of common stock over the next five years. Since, by the terms of the related agreements, these payments are considered contingent consideration for the acquired business, amounts payable pursuant to these provisions, if earned, will be recorded as additional purchase price in the period the criteria are attained.

                            THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     In addition, in certain circumstances, the Company is required to issue additional shares of common stock if, on the second anniversary of the acquisition closing, the market price of the common stock falls below specified levels ranging from $10.00 to $16.00 per share. Based on the market price of the common stock at January 3, 1996, an aggregate of approximately 19,000 shares would be issuable. Additionally, the number of shares of common stock delivered in connection with one acquisition as part of the purchase price was subject to adjustment, such that the value of such shares was equal to $320 as of the date of the Company's initial public offering. The Company issued an additional 1,334 shares of common stock in connection with such acquisition. Additional shares issued were recorded as an adjustment to the previously issued consideration.

     In connection with two acquisitions, the Company entered into arrangements with the former owners, who are now employees, that provided for amounts to be payable upon attainment of a number of specified financial and non-financial criteria. Since, by the terms of the related agreements these payments are considered compensatory, amounts payable pursuant to these provisions, if earned, are recorded as compensation expense. In June 1995, the Company renegotiated these arrangements to eliminate future payments based on performance criteria in exchange for non-interest bearing notes payable by the Company. The settlement of these arrangements resulted in one-time, non-cash charges to general and administrative expenses of approximately $383 and $705 in the years ended December 28, 1994 and January 3, 1996, respectively.

     One arrangement for contingent compensation payments remains in place, which calls for estimated aggregate payments of approximately $260 over the next five years if specified criteria are attained.

NOTE 8 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

     Accrued expenses and other current liabilities are comprised of the following:

                                                    DECEMBER 28,     JANUARY 3,
                                                       1994            1996
                                                    -------------    ----------
   Accrued salaries, wages, and vacation...            $  507         $1,634
   Accrued interest........................             1,431            166
   Other...................................             3,839          3,384
                                                       ------         ------
                                                       $5,777         $5,184
                                                       ======         ======

NOTE 9 -- EMPLOYEE BENEFITS:

 401(k) Plan:

     Beginning in April 1994, the Company sponsored a 401(k) plan for employees with more than one year of service. Contributions to the plan totaled $10 for the period from inception of the Plan to December 28, 1994, and $14 for the year ended January 3, 1996.


 1994 Stock Option Plan:

     The Company sponsors a stock option plan for key employees and directors. There are available for options under the Plan a total of 400,000 shares of common stock. As of January 3, 1996, total options to purchase 100,250 shares have been granted. Such options are exercisable at prices ranging between $4.00 and $15.00 per share over the next 10 years. All options are subject to a five-year vesting period. At January 3, 1996, 2,700 options were vested. No options have been exercised.

                            THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Options are granted at the market value of the underlying shares as of the grant date, therefore no compensation expense is recorded relative to the plan.

NOTE 10 -- STOCKHOLDERS' EQUITY (DEFICIT)

     On August 4, 1995, the Company consummated its initial public offering of 4,300,000 shares of common stock at $15.00 per share. The net proceeds of the offering of approximately $56,600 were used (i) to repay $12,391 principal amount of related-party debt, together with accrued interest; (ii) to redeem $800 of the Company's Redeemable Preferred Stock, together with accrued dividends; (iii) to repay approximately $13,000 borrowed from United States Trust Company of New York pursuant to a demand line of credit facility, together with accrued interest; (iv) to repay approximately $6,000 borrowed from PNC Bank, National Association, pursuant to a demand line of credit facility, together with accrued interest; and (v) to pay a fee of $500 to Foster Management Company, of which a director of the Company is the Chairman and sole stockholder, for services in connection with the consummation of the public offering. The remaining net proceeds of approximately $23,000 were added to working capital and will be used primarily to finance future acquisitions and capital expenditures and for general corporate purposes.

     In October 1993, the Company sold 3,600,000 shares of common stock to an investment partnership managed by Foster Management Company at a price of $.055 per share. During 1993, the Company sold 77,067 shares of common stock to an officer of the company at a price of $.055 per share.

     During 1994, the Company also sold 160,000 shares of common stock to officers, directors and employees of the Company for $.08 per share. The Company has entered into stock purchase agreements with certain of its directors and certain of its executive officers pursuant to which such individuals purchased their respective shares of common stock. The stock purchase agreements provide for restrictions on the sale of such shares and for the ownership of such shares to vest ratably over a five-year period. Unvested shares may be repurchased by the Company at their original issued price in certain circumstances.

NOTE 11 -- MANDATORILY REDEEMABLE PREFERRED STOCK:

     The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value. The powers, designations, preferences and relative, participating, optional or other special rights are established by the Board of Directors.

     During 1993, the Board of Directors authorized 10,000 shares of mandatorily redeemable preferred stock, par value $.01 per share (the "Redeemable Preferred Stock"), and the Company sold 8,000 shares of such Redeemable Preferred Stock to an investment partnership managed by Foster Management Company for $100 per share. The Redeemable Preferred Stock is redeemable at $100 per share plus cumulative unpaid dividends at a rate of 8% per annum at the Company's option. Holders of the Redeemable Preferred Stock are entitled to preference payments in the event of any liquidation, dissolution or winding-up of the Company. The Redeemable Preferred Stock was mandatorily redeemed at the closing of the Company's initial public offering.

     Dividends on the Redeemable Preferred Stock of $10 for the period October 27, 1993 to December 29, 1993, $64 for the year ended December 28, 1994, and $42 for the year ended January 3, 1996 have been recorded as interest expense.

                             THE PET PRACTICE, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 12 -- SUBSEQUENT EVENT:

     On March 22, 1996, the Company announced that it signed a definitive agreement providing for the merger of the Company with Veterinary Centers of America, Inc. ("VCA"). If completed, this merger will result in the Company becoming a wholly-owned subsidiary of VCA. Consummation of the merger is expected in the second quarter of 1996 and is subject to certain conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Professional Veterinary Hospitals of America, Inc.

In our opinion, the accompanying statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the results of operations and cash flows of Professional Veterinary Hospitals of America, Inc. for the year ended January 27, 1993 and for the period January 28, 1993 through October 26, 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Philadelphia, PA
March 29, 1995

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                            STATEMENT OF OPERATIONS


                                             Year ended      January 28 to
                                          January 27, 1993  October 26, 1993
                                          ----------------  ----------------
Revenues................................     $8,198,609        $6,713,526
Direct costs of services................      7,087,949         5,334,202
                                             ----------        ----------
  Gross profit                                1,110,660         1,379,324
General and administrative expenses.....      1,234,988         1,282,267
                                             ----------        ----------
  Income (loss) from operations                (124,328)           97,057
Other expenses, net.....................        572,120           346,500
                                             ----------        ----------
  Net loss..............................     $ (696,448)       $ (249,443)
                                             ==========        ==========

   The accompanying notes are an integral part of these financial statements

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                      STATEMENT OF STOCKHOLDERS' DEFICIT
                   For the Year Ended January 27, 1993 and
                the Period January 28, 1993 to October 26, 1993

                                                  Common stock
                               ------------------------------------------------
                                Class A            Class B           Capital in                     Total
                                shares             shares            excess of    Accumulated    stockholders'
                                issued    Amount   issued   Amount   par value      deficit        deficit
                               ---------  -------  -------  -------  ----------   ------------   ------------
Balance, January 29, 1992...   3,130,000  $31,300  25,000   $25,000  $2,652,020   $(3,207,672)   $  (499,352)
Repurchase and retirement of
  Class A common stock from
  former officer............    (280,000)  (2,800)                      (53,200)                     (56,000)
Net loss....................                                                         (696,448)      (696,448)
                               ---------  -------  ------   -------  ----------   -----------    -----------
Balance, January 27, 1993...   2,850,000   28,500  25,000    25,000   2,598,820    (3,904,120)    (1,251,800)
Net loss....................                                                         (249,443)      (249,443)
                               ---------  -------  ------   -------  ----------   -----------    -----------
Balance, October 26, 1993...   2,850,000  $28,500  25,000   $25,000  $2,598,820   $(4,153,563)   $(1,501,243)
                               =========  =======  ======   =======  ==========   ===========    ===========

  The accompanying notes are an integral part of these financial statements.

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                            STATEMENT OF CASH FLOWS


                                                           Year ended       January 28 to
                                                         January 27, 1993  October 26, 1993
                                                         ----------------  ----------------
Cash flows from operating activities:
  Net loss .............................................   $(696,448)        $(249,443)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization.......................     347,579           268,224
    Rent concession.....................................     (19,934)            6,189
    Gain (loss) on disposal of property and equipment...      (1,418)            9,063
    Warrant redemption finance charge...................     264,000           196,000
    Changes in:
      Accounts receivable...............................       4,389           (11,023)
      Other assets......................................      (8,856)            5,212
      Inventory.........................................      19,100            25,500
      Prepaid expenses..................................     (17,365)           11,049
      Accounts payable..................................     (17,427)           (9,026)
      Accrued and other liabilities.....................     263,269            61,310
                                                           ---------         ---------
        Net cash provided by operating activities.......     136,889           313,055
                                                           ---------         ---------
Cash flows from financing activities:
  Payments on long-term debt............................    (376,248)         (120,332)
  Stock repurchase from former officer..................     (56,000)
                                                           ---------         ---------
    Net cash (used for) financing activities............    (432,248)         (120,332)
                                                           ---------         ---------
Cash flows from investing activities:
  Proceeds from sale of property and equipment..........      67,220
  Capital expenditures..................................     (48,660)         (216,181)
                                                           ---------         ---------
    Net cash provided by (used for) investing
     activities.........................................      18,560          (216,181)
                                                           ---------         ---------
Net decrease in cash....................................    (276,799)          (23,458)
Cash, beginning of period...............................     373,188            96,389
                                                           ---------         ---------
Cash, end of period.....................................   $  96,389         $  72,931
                                                           =========         =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..............   $ 380,476         $  21,182
                                                           =========         =========
Noncash financing and investing activities:
  Debt relieved in disposal of property and
   equipment............................................   $ 126,272         $      -
                                                           =========         =========

  The accompanying notes are an integral part of these financial statements.

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES:

  Basis of presentation:

     Professional Veterinary Hospitals of America, Inc. ("PVH" or the "Company") provides on-site veterinary services and related activities in southeastern Michigan.

     PVH's accounting year was a 52-53 week fiscal year which ended on the last Wednesday in January. The results of operations and changes in stockholders' equity (deficit) and cash flows presented herein are for the year ended January 27, 1993 and the period from January 28, 1993 through October 26, 1993 (see
Note 9).

  Net revenues:

     Net revenues are reported at the estimated amounts to be realized through payments from customers and are recognized when the service is performed.

  Inventory:

     Inventory consists of pharmaceuticals, retail pet products and other veterinary care products and is valued at lower of market or cost determined on a first-in, first-out basis.

  Property and equipment:

     Property and equipment are stated at cost less accumulated depreciation. Additions and improvements to property and equipment are capitalized and maintenance and repairs are charged to current operations. Adjustments of the assets and the related accumulated depreciation accounts are made for retirement and disposal of property and equipment with the resulting gain or loss included in the results of operations.

     Depreciation is provided substantially using the straight-line method. Estimated useful lives of the assets are:

     Building and building improvements.. Shorter of the life of the lease or 31.5 years
     Leasehold improvements.............. Shorter of the life of the lease or 10 years
     Furniture and equipment............. 5 to 10 years

  Goodwill:

     The excess of cost over acquired net assets (goodwill) is being amortized on a straight-line basis over its estimated useful life of 40 years.

  Cash equivalents:

     For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less are considered cash equivalents.

  Income taxes:

     The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

NOTE 2 - LEASES:

   PVH's facility leases are classified as operating leases and expire on various dates through January 21, 2002. Most leases contain renewal options. Additionally, PVH leases certain office and medical equipment under leases classified as capital with an initial or remaining term in excess of one year. Amounts charged to operations for rental expense were $606,960 and $424,328 for the fiscal year ended January 27, 1993 and the period ended October 26, 1993, respectively.

NOTE 3 - FINANCING ARRANGEMENT:

   On January 29, 1992, the Company entered into a sale and leaseback agreement in connection with two of its hospital facilities including land, building, furniture and equipment with Mack/Inkster Properties Limited Partnership, a Michigan limited partnership. Under the sale agreement, the Company sold the facilities for $600,000. In addition, the Company entered into an agreement to leaseback the facilities for a ten-year period with varying monthly rental charges of $5,800 to $15,000 over the life of the lease. The Company made lease payments totaling $69,600 and $52,200 during the year ended January 27, 1993 and during the period from January 28 to October 26, 1993, respectively. Because the agreement provides the Company with an option to repurchase the assets, the sale-leaseback is accounted for as a financing from the partnership. The net book value of the facilities is amortized over the life of the lease agreement.

   Concurrent with the purchase of the Company by The Pet Practice, Inc. (see
Note 9), the Company purchased all of the property owned by Mack/Inkster Properties Limited Partnership for $700,000.

NOTE 4 - SUBORDINATED NOTES:

   On May 14, 1991, PVH issued subordinated notes with a face value of $1,400,000 and warrants to purchase 250,000 shares of Class A common stock to stockholders of the Company with interest at 11% payable in varying amounts through July 1, 1994. At October 26, 1993, $1,310,000 of the notes were outstanding.

   From July 1, 1994 through December 31, 1994, the holders of the warrants may purchase up to 250,000 shares of Class A common stock at $2.50 per share or require PVH to redeem each warrant for $3.00. If PVH defaults on principal payments under the subordinated notes, additional warrants may be issued.

   The Company provides for the estimated cost associated with redemption of the warrants by recording charges to interest expense. Such charges were $452,000 for the year ended January 27, 1993, and $196,000 for the period ended October 26, 1993.

   Concurrent with the purchase of the Company by The Pet Practice, Inc. (see
Note 9), the Company repaid the subordinated debt and related accrued interest and repurchased the warrants for a total of $1,600,000.

NOTE 5 - LONG-TERM DEBT:

   Other long-term debt arrangements consisted of the following at October 26, 1993:

   Note payable, bank, with monthly payments of $14,919 plus
    interest at 1% above prime due through October 1, 1994. This loan was repaid concurrent with the transaction described in
    Note 9 ........................................................ $356,725

   Obligations under capitalized leases (Note 3) ..................    8,235

   Note payable, bank, with interest at 12.75%, monthly payments of
    $387 including interest, due through April 30, 1995 ...........    6,970
                                                                    --------
   Total debt (all current) ....................................... $371,930
                                                                    ========

              PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC.

NOTE 6 - RELATED PARTY TRANSACTIONS:

   PVH Property Management Co., a partnership owned by two of the stockholders of PVH, leases office and clinic space to PVH. During the periods ended January 27, 1993 and October 26, 1993, PVH paid $231,600 and $173,700, respectively, in lease payments to PVH Property Management Company.

Two of the stockholders of PVH are partners in the Mack/Inkster Properties Limited Partnership (see Note 3).

NOTE 7 - INCOME TAXES:

   No current or deferred provision for federal income taxes has been recorded by the Company for the year ended January 27, 1993 or for the period January 28 to October 26, 1993 due to net operating losses incurred by the Company during these periods. At October 26, 1993, PVH had net operating loss carryforwards of approximately $3,957,000, which may be used to reduce future taxable income and expires beginning in 1997. Their use is limited to future taxable earnings of the Company and, as specified in the Internal Revenue Code, certain ownership changes would result in limitations on the Company's ability to utilize its net operating loss carryforwards.

   The provision for income taxes differs from the amount of income tax determined by applying statutory tax rates to pretax income primarily due to the net operating losses for which no benefit is recorded.

NOTE 8 - COMMON STOCK:

   Class B common stock is entitled to such votes and dividends that it would be entitled to had it been converted into Class A common stock. Upon liquidation, Class B common stock ranks senior to the rights of Class A common stock. In addition, Class B common stock is convertible, only in its entirety, to Class A common stock on a 100 to 1 basis.

NOTE 9 - SUBSEQUENT EVENT:

   On October 26, 1993, The Pet Practice, Inc., a Delaware corporation, acquired 100% of the stock of the Company.

                       UNAUDITED PRO FORMA FINANCIAL DATA

VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

         The following unaudited pro forma financial data and explanatory notes give effect to all acquisitions (36 animal hospitals and nine veterinary diagnostic laboratories) completed by VCA during 1995 and 1996 (through June 7,
1996) (the "VCA Acquired Companies"), VCA's issuance on April 17, 1996 of the Debentures and the pending acquisition of four animal hospitals (the "Pending VCA Acquisitions").

         The unaudited pro forma financial data have been prepared utilizing the historical consolidated financial statements of VCA and the historical financial statements of the VCA Acquired Companies and the Pending VCA Acquisitions. The acquisitions have been accounted for under purchase accounting except for the acquisition of two animal hospitals which have been accounted for as a pooling of interests. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes thereto.

         The unaudited pro forma condensed consolidated statements of operations for VCA represent the historical results of operations of VCA for the year ended December 31, 1995 and the three months ended March 31, 1996 adjusted to reflect the acquisitions of the VCA Acquired Companies and the Pending VCA Acquisitions as if they had occurred at the beginning of the period. The unaudited pro forma condensed consolidated balance sheet represents the balance sheet of VCA at March 31, 1996 adjusted to reflect the issuance of the Debentures and the acquisitions of the VCA Acquired Companies acquired after March 31, 1996 and the Pending VCA Acquisitions as if such acquisitions had occurred on March 31, 1996.

          Unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the issuance of the Debentures and the acquisitions of the VCA Acquired Companies and the Pending VCA Acquisitions had been consummated at the beginning of the period presented and March 31, 1996 respectively, nor are they necessarily indicative of future operating results or financial position.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (In thousands, except per share data)

                                             VCA           PRO            PRO            VCA                        VCA
                                           ACQUIRED       FORMA          FORMA         PENDING       PRO FORMA    PRO FORMA
                                 VCA     COMPANIES(1)  ADJUSTMENTS     COMBINED   ACQUISITIONS(25) ADJUSTMENTS   COMBINED
                              ---------   ---------     -----------    ---------   ---------------- ----------   -----------
Revenues
 Animal hospital.............   $51,437    $30,458                     $ 81,895     $3,310                       $ 85,205
 Laboratory..................    37,606     17,674     $   125 (2)       55,405                                    55,405
 Pet food....................     4,756                                   4,756                                     4,756
 Intercompany sales..........    (1,727)                  (125)(3)       (1,852)                                   (1,852)
                                -------     -------     -------         --------     ------          --------     --------
                                 92,072      48,132                      140,204      3,310                        143,514
                                -------     -------     -------         --------     ------          --------     --------
Direct costs
 Animal hospital.............    42,056      28,015      (1,308)(4)       68,763      3,076          $     76 (4)   71,915
 Laboratory..................    23,977      10,155          (5)(5)       34,127                                    34,127
 Pet food....................     3,205                                    3,205                                     3,205
 Intercompany sales..........    (1,727)                   (125)(3)       (1,852)                                   (1,852)
                                -------     -------     -------         --------     ------          --------     --------
                                 67,511      38,170      (1,438)         104,243      3,076                76      107,395
                                -------     -------     -------         --------     ------          --------     --------
Gross profit
 Animal hospital.............     9,381       2,443       1,308           13,132        234               (76)      13,290
 Laboratory..................    13,629       7,519         130           21,278                                    21,278
 Pet food....................     1,551                                    1,551                                     1,551
                                -------     -------     -------         --------     ------          --------     --------
                                 24,561       9,962       1,438           35,961        234               (76)      36,119
Selling, general and
 administrative..............    10,833       5,411        (993)(6)       15,251                                    15,251
Depreciation and
 amortization................     3,291         977         937 (7)        5,205         24               106 (7)    5,335
Royalty fees.................                   118        (118)(8)
Restructuring charge.........     1,086                                    1,086                                     1,086
                                -------     -------     -------         --------     ------          --------     --------
Operating income.............     9,351       3,456       1,612           14,419        210              (182)      14,447
Interest expense, net........     1,639         318       1,593 (9)        3,550         37               139 (9)    3,726
                                -------     -------     -------         --------     ------          --------     --------
Income before minority
 interest and provision for
 income taxes................     7,712       3,138          19           10,869        173              (321)      10,721
Minority interest in income
 of subsidiaries.............     2,910           7         346 (10)       3,263                                     3,263
                                -------     -------     -------         --------     ------          --------     --------
Income before provision for
 income taxes................     4,802       3,131        (327)           7,606        173              (321)       7,458
Provision for income taxes...     2,238         102       2,698 (11)       5,038                          (59)(11)   4,979
                                -------     -------     -------         --------     ------          --------     --------
Net income...................   $ 2,564     $ 3,029     $(3,025)        $  2,568     $  173          $   (262)    $  2,479
                                =======     =======     =======         ========     ======          ========     ========
Primary earnings per share...   $  0.24                                 $   0.22                                  $   0.22
                                =======                                 ========                                  ========
Weighted average common
 shares used for computing
 primary earnings per share..    10,703                     745 (12)      11,448                                    11,448
                                =======                 =======         ========                                  ========
Fully diluted earnings per
 share.......................   $  0.23                                 $   0.21                                  $   0.21
                                =======                                 ========                                  ========
 Weighted average common
  shares used for computing
  fully diluted earnings per
  share......................    11,238                     745 (12)      11,983                                    11,983
                                =======                 =======         ========                                  ========

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                              VCA              PRO           PRO            VCA                            VCA
                                            ACQUIRED          FORMA         FORMA          PENDING         PRO FORMA     PRO FORMA
                                 VCA      COMPANIES(28)     ADJUSTMENTS    COMBINED    ACQUISITIONS(27)   ADJUSTMENTS    COMBINED
                              ---------   -------------     -----------    ---------   ----------------   -----------   -----------
Revenues
 Animal hospital.............  $17,831       $2,049                         $19,880          $790                         $20,670
 Laboratory..................   12,056        2,547                          14,603                                        14,603
 Pet food....................    1,850                                        1,850                                         1,850
 Intercompany sales..........     (733)                                        (733)                                         (733)
                               -------       ------            ------       -------          ----              ----       -------
                                31,004        4,596                          35,600           790                          36,390
                               -------       ------            ------       -------          ----              ----       -------
Direct costs
 Animal hospital.............   15,390        1,929             $(150)(4)    17,169           723              $ 32 (4)    17,924
 Laboratory..................    7,386        1,618               (21)(5)     8,983                                         8,983
 Pet food....................    1,160                                        1,160                                         1,160
 Intercompany sales..........     (733)                                        (733)                                         (733)
                               -------       ------            ------       -------          ----              ----       -------
                                23,203        3,547              (171)       26,579           723                32        27,334
                               -------       ------            ------       -------          ----              ----       -------
Gross profit
 Animal hospital.............    2,441          120               150         2,711            67               (32)        2,746
 Laboratory..................    4,670          929                21         5,620                                         5,620
 Pet food....................      690                                          690                                           690
                               -------       ------            ------       -------          ----              ----       -------
                                 7,801        1,049               171         9,021            67               (32)        9,056
Selling, general and
 administrative..............    3,314        1,147               (78)(6)     4,383                                         4,383
Depreciation and amortization    1,034           37               100 (7)     1,171             5                27 (7)     1,203
                               -------       ------            ------       -------          ----              ----       -------
Operating income.............    3,453         (135)              149         3,467            62               (59)        3,470
Interest expense, net........      296           16               176 (9)       488                              36 (9)       524
                               -------       ------            ------       -------          ----              ----       -------
Income before minority
 interest and provision for
 income taxes................    3,157         (151)              (27)        2,979            62               (95)        2,946
Minority interest in income
 of subsidiaries.............    1,346                                        1,346                                         1,346
                               -------       ------            ------       -------          ----              ----       -------
Income before provision for
 income taxes................    1,811         (151)              (27)        1,633            62               (95)        1,600
Provision for income taxes...      799                            (64)(11)      735                             (13)(11)      722
                               -------       ------            ------       -------          ----              ----       -------
Net income...................  $ 1,012       $ (151)           $   37       $   898          $ 62              $(82)      $   878
                               =======       ======            ======       =======          ====              ====       =======

Primary earnings per share...  $  0.07                                      $  0.06                                       $  0.06
                               =======                                      =======                                       =======
Weighted average common
 shares used for computing
  primary earnings per share.   15,110                            267 (12)   15,377                                        15,377
                               =======                         ======       =======                                       =======
Fully diluted earnings per
 share.......................  $  0.07                                      $  0.06                                       $  0.06
                               =======                                      =======                                       =======
Weighted average common
 shares used for computing
 fully diluted earnings per
 share.......................   15,492                            267 (12)   15,759                                        15,759
                               =======                         ======       =======                                       =======

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1996
                                 (In thousands)

                                              SECOND             PRO          PRO            VCA                            VCA
                                              QUARTER           FORMA        FORMA         PENDING        PRO FORMA       PRO FORMA
                                 VCA      ACQUISITIONS(13)   ADJUSTMENTS    COMBINED   ACQUISITIONS(26)  ADJUSTMENTS      COMBINED
                              --------    ----------------   -----------    --------   ---------------   ------------     ---------
ASSETS
Current assets:
 Cash and
  equivalents                 $ 37,615                         $78,958 (14)  $116,573                     $(1,025)(14)     $115,548
 Accounts
  receivable, net                8,816            $  3              (1)(15)     8,818        $260            (235)(15)        8,843
 Other current assets            5,497              51             (10)(16)     5,538         113             (63)(16)        5,588
                              --------            ----         -------       --------        ----           -----           -------
                                51,928              54          78,947        130,929         373          (1,323)          129,979
Property and
 equipment, net                 15,981             654           1,053 (17)    17,688         379            (254)(17)       17,813
Other assets:
 Notes receivable                1,183                                          1,183                                         1,183
 Goodwill                       79,637                           3,829 (18)    83,466          37           2,026 (18)       85,529
 Covenants                       5,573                             407 (19)     5,980                         252 (19)        6,232
 Other                           2,746                           1,688 (20)     4,434           4              (4)(21)        4,434
                              --------            ----         -------       --------        ----         -------          --------
                              $157,048            $708         $85,924       $243,680        $793         $   697          $245,170
                              ========            ====         =======       ========        ====         =======          ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of
  long-term debt              $  7,563                         $   232 (22)  $  7,795         $167        $    58 (22)     $  8,020
 Accounts payable                5,794            $ 21                          5,815          146           (146)(23)        5,815
 Other accrued
  liabilities                    5,577             174             150 (22)     5,901           31            134 (22)        6,066
                              --------            ----         -------       --------         ----          -----           -------
                                18,934             195             382         19,511          344             46            19,901
Long-term obligations,
 less current
 portion                        29,588             322          85,496 (24)   115,406          210            890 (24)      116,506
Deferred income taxes            1,538                                          1,538                                         1,538
Minority interest                4,843                                          4,843                                         4,843
Stockholders' equity           102,145             191              46 (25)   102,382          239 (25)      (239)(25)      102,382
                              --------            ----         -------       --------         ----          -----          --------
                              $157,048            $708         $85,924       $243,680         $793          $ 697          $245,170
                              ========            ====         =======       ========         ====          =====          ========

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                  STATEMENTS

(1) Reflects the historical statement of operations data of the VCA Acquired Companies for the period from January 1, 1995 to the earlier of the respective dates of acquisition of such companies or December 31, 1995. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each such VCA Acquired Company is included in the results of operations of VCA from the date of acquisition.

     The following are the VCA Acquired Companies: Cenvet, Inc. ("Cenvet"), January 1995; Animal Reference Lab, January 1995; BerLa, Inc. (d/b/a Animal and Avian Clinic of Golden Cove), January 1995; Silver Spur Animal Hospital, Inc., January 1995; Stephen A. LaDue D.V.M., P.A. (d/b/a Tampa Animal Medical Center), January 1995; Lewis Veterinary Hospital, Inc., February 1995; Animal Hospital of Sinking Spring, March 1995; Vet Research, Inc., March 1995; Lewelling Veterinary Hospital, Inc., April 1995; Northwest Veterinary Diagnostics, Inc., May 1995; South County Veterinary Clinic, Inc., May 1995; Alpine Veterinary Clinic, Inc., May 1995; Eagle River Veterinary Hospital, Inc., June 1995; Clinipath Diagnostics, Inc., July 1995; Florida Veterinary Laboratories, Inc. (composed of four hospitals), July 1995; Miller Animal Hospital, Inc., July 1995; Marina Veterinary Clinic, July 1995; South Shore Veterinary Associates, Inc., July 1995 (includes four animal hospitals); Pet Complex, P.A. (d/b/a All Pets Animal Complex-Sandy), July 1995; Brett T. Neville, D.V.M., Inc., P.C. (d/b/a All Pets Animal Complex-Taylorsville), July 1995; Castle Shannon Veterinary Hospital, Inc., August 1995; Fox Chapel Animal Hospital, Inc., September 1995 (includes two animal hospitals); East Anchorage Veterinary Hospital, Inc., September 1995; Greater Savannah Hospital for Animals, Inc., September 1995; Kaneohe Pet Health Center, November 1995; Elkton Veterinary Center, Inc. (composed of two hospitals), November 1995; Conawago Veterinary Practice, January 1996; Animal Hospital of St. Petersburg, Inc., January 1996; Kaneohe Veterinary Clinic, January 1996; Veterinary Referral Associates, Inc., February 1996; Lammers Veterinary Hospital, Inc., February 1996; Southwest Veterinary Diagnostics Inc., March 1996; Clarmar Animal Hospital, Inc., March 1996; Rotherwood Animal Clinic, Inc., March 1996; Northboro Veterinary Clinic, Inc., April 1996; Diagnostic Veterinary Services, Inc., May 1996; the assets pertaining to the veterinary business of APL Healthcare Group Inc., May 1996; Beacon Hill Cat Hospital, Inc., May 1996; Old Town Veterinary Hospital, Inc., May 1996; North Rockville Veterinary Hospital Inc., June 1996.

(2) Represents the revenue for laboratory services previously rendered by laboratories not owned by VCA. Such services are to be rendered by laboratories owned by VCA following the respective dates of acquisition.

(3) Represents the elimination of intercompany revenue and the corresponding expense.

(4) Represents principally an adjustment of $597,000 and $107,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to rental expense for the difference between such historical amounts and that to be paid following the acquisitions as a result of modifications to lease terms or the purchase of the hospital land and buildings previously leased, and an adjustment of $685,000 and $74,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to compensation for services provided by owner/veterinarians and other key employees for the difference between such historical amounts and employment terms existing following the acquisition.

(5) Represents principally an adjustment of $86,000 and $21,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to (i) rental expense for the difference between such historical amounts and that to be paid following the acquisitions as a result of modifications to lease terms or the purchase of the laboratory land and buildings previously leased, and (ii) increases reflecting the incremental costs associated with the laboratory revenue which was previously rendered by laboratories not owned by VCA. Such services are to be rendered by laboratories owned by VCA following the respective dates of acquisition.

(6) Adjustments to selling, general and administrative expenses consist primarily of adjustments to certain VCA Acquired Companies' historical amounts relating to (i) compensation for services provided by owner/veterinarians and other key employees for the difference between such historical amounts and employment terms existing following the acquisition, and (ii) administrative services eliminated following certain acquisitions.

(7) Reflects additional depreciation of assets acquired and amortization of goodwill and other intangibles resulting from the acquisition of the VCA Acquired Companies. Goodwill acquired in 1995 and 1996 amounted to $55,247,000. Other intangibles acquired in 1995 and 1996 amounted to $6,412,000. Goodwill is amortized over forty years. Other intangibles consist primarily of covenants not to compete and are amortized over the term of the agreement (principally 5 to 10 years).

(8) Reflects the elimination of royalty fee expense under an agreement that was not assumed by VCA.

(9) Reflects the additional interest expense that would have been incurred on the indebtedness of $27,558,000 issued by VCA in connection with the acquisitions of the VCA Acquired Companies ($1,325,000 related to the VCA Pending Acquisitions). Annual interest rates on such indebtedness range from approximately 5.0 percent to 9.0 percent.

(10) Represents the minority interest in certain of the VCA Acquired Companies net of an adjustment of $219,000, to eliminate a minority interest in another VCA Acquired Company acquired in 1995.

(11) Represents an adjustment to provide income taxes at the effective rate.

(12) To reflect the issuance of approximately 1,469,200 and 393,940 shares of VCA Common Stock for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, in connection with the acquisition of the VCA Acquired Companies.

(13) Reflects the combined financial position of the VCA Acquired Companies acquired after March 31, 1996 (the "Second Quarter Acquisitions"). See
     Note 1.

(14) Represents (i) the net proceeds received in connection with the issuance of the Debentures ($82,697,000) net of cash consideration paid in connection with the Second Quarter Acquisitions ($3,739,000) and (ii) cash consideratIon ($1,025,000) to be paid in connection with the VCA Pending Acquisitions.

(15) Reflects an adjustment to net realizable value of accounts receivable acquired from certain companies.

(16) Reflects an adjustment to reflect other current assets, principally inventory, at fair market value.

(17) Reflects an adjustment to fair market value of property and equipment, net, acquired.

(18) Reflects the excess of cost over the fair value of the net tangible assets acquired in connection with the acquisitions.

(19) Represents the value of consideration given in connection with non-compete agreements obtained in connection with the acquisitions.

(20) Represents the deferred financing costs related to the issuance of the Debentures.

(21) Reflects the exclusion of certain assets not acquired in connection with certain acquisitions.

(22) Represents the indebtedness incurred or assumed in connection with the acquisitions, net of indebtedness of the acquired entities which was not assumed.

(23) Reflects the elimination of certain current liabilities not assumed in connection with the acquisition of certain of the Second Quarter Acquisitions.

(24) Reflects long-term indebtedness incurred in connection with the acquisition of certain Second Quarter Acquisitions and VCA Pending Acquisitions at annual interest rates ranging from 5.0 percent to 8.0 percent.

(25) Reflects the elimination of the stockholders' equity of the Second Quarter Acquisitions and VCA Pending Acquisitions.

(26) Reflects the pending acquisition of four animal hospitals scheduled to be consummated before July 15, 1996.

(27) Reflects the acquisition of animal hospitals and laboratories which occurred in 1996. See Note 1. The operations of Conawago Veterinary Practice, Animal Hospital of St. Petersburg, Inc. and Kaneohe Veterinary Clinic which were acquired on January 2, 1996 are included in "VCA Acquired Companies."

PET PRACTICE


      The following unaudited pro forma financial data and explanatory notes give effect to all acquisitions (41 animal hospitals during 1995 and through June 7, 1996) completed by Pet Practice (collectively, the "Pet Practice Acquired Companies"). The unaudited pro forma financial data should be read in conjunction with Pet Practice's historical consolidated financial statements and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

      The unaudited pro forma financial data have been prepared utilizing the historical financial statements of Pet Practice and the historical financial statements of the Pet Practice Acquired Companies. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma financial data.

      The unaudited pro forma condensed consolidated statements of operations represent the historical results of operations of Pet Practice for the period ended January 3, 1996 and the thirteen weeks ended April 3, 1996 adjusted to reflect acquisitions of the Pet Practice Acquired Companies as if they had occurred at the beginning of the periods presented. Each of the acquisitions has been accounted for as a purchase.

      The unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the acquisitions of the Pet Practice Acquired Companies had been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results or financial position.

                             THE PET PRACTICE, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1996
                     (In thousands, except per share data)


                                                                PET PRACTICE                      PET PRACTICE
                                                                  ACQUIRED        PRO FORMA        PRO FORMA
                                              PET PRACTICE      COMPANIES (1)    ADJUSTMENTS        COMBINED
                                           ---------------    ----------------   ------------    -------------
Revenues                                       $40,571             $18,257                            $58,828
Costs of revenues                               34,776              15,914          $(761)(2)          49,929
                                               -------             -------          -----             -------
Gross profit                                     5,795               2,343            761               8,899
General and administrative                       5,796                 410           (410)(3)           5,796
Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets                               1,229                                620 (4)           1,849
                                               -------             -------          -----             -------
Operating income (loss)                         (1,230)              1,933            551               1,254
Interest expense, net                            1,861                 290            746 (5)           2,897
                                               -------             -------          -----             -------
Income (loss) before provision for              (3,091)              1,643           (195)             (1,643)
 income taxes
Provision for income taxes                          84                                                     84
                                               -------             -------          -----             -------
Net income (loss)                              $(3,175)            $ 1,643          $(195)            $(1,727)
                                               =======             =======          =====             =======
Loss per share                                 $ (0.54)                                               $ (0.29)
                                               =======                              =====             =======

Weighted average common shares used
 for computing loss per share                    5,863                                181 (6)           6,044
                                               =======                              =====             =======

                             THE PET PRACTICE, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THIRTEEN WEEKS ENDED APRIL 3, 1996
                     (In thousands, except per share data)


                                                                PET PRACTICE                      PET PRACTICE
                                                                  ACQUIRED        PRO FORMA        PRO FORMA
                                               PET PRACTICE     COMPANIES (1)     ADJUSTMENTS       COMBINED
                                               ------------     -------------     -----------     ------------
Revenues                                           $13,404            $175                            $13,579
Costs of revenues                                   12,104             172          $(18)(2)           12,258
                                                   -------            ----          ----              -------
Gross profit                                         1,300               3            18                1,321
General and administrative                           1,490                                              1,490
Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets                                     460                            10 (4)              470
                                                   -------            ----          ----              -------
Operating income (loss)                               (650)              3             8                 (639)
Interest expense, net                                  228              12            10 (5)              250
                                                   -------            ----          ----              -------
Loss before provision for
 income taxes                                         (878)             (9)           (2)                (889)
Provision for income taxes                              21                                                 21
                                                   -------            ----          ----              -------
Net Loss                                           $  (899)           $ (9)         $ (2)             $  (910)
                                                   =======            ====          ====              =======

Loss per share                                     $ (0.10)                                           $ (0.11)
                                                   =======                                            =======

Weighted average common shares used
 for computing loss per share                        8,614                            12 (6)            8,626
                                                   =======                          ====              =======

                            THE PET PRACTICE, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Reflects the historical statement of operations data for the Pet Practice Acquired Companies for the period from December 29, 1994 to the earlier of the respective dates of the acquisition of such companies or January 3, 1996. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each of the Pet Practice Acquired Companies is included in the results of operations of Pet Practice from the date of acquisition.

       The following animal hospitals represent the Pet Practice Acquired
       Companies:

       Marietta Animal Hospital, Inc.; W. Harold Davis, D.V.M. (d/b/a Zionsville Animal Clinic); S.V. Rowell D.V.M., Ltd. (d/b/a La Grange Park Pet Hospital); Salvatore M. Zeitlin, V.M.D.; P.A. (d/b/a Palm Beach County Animal Medical Clinic); Forrest D. Hayes, P.A. (d/b/a Atlantic Animal Clinic); Glen R. Redeker, D.V.M. (d/b/a Oakton Animal Clinic); Charles R. McCune, D.V.M. (d/b/a 46th Street Pet Clinic); Mary L. Jutte, D.V.M. (d/b/a Southland Hospital for Animals and Taylor Veterinary Clinic); Academy Animal Hospital of Hillsboro, Inc.; Robert S. Legg, D.V.M., P.A. (d/b/a Colonial Animal Hospital); Riviera Animal Hospital, Inc.; Academy Animal Inc.; Andreas Wurzer, D.V.M. (d/b/a Chicago Heights Animal Hospital); Richard R. Brown, D.V.M. (d/b/a Golfview Animal Clinic); Westboro Animal Hospital, P.C.; Andrew M. Payson, D.V.M., P.A. (d/b/a Boca Grove Animal Hospital & Pet Supplies); Edward A. Jones, D.V.M. (d/b/a Companion Animal Hospital and Oldsmar Animal Hospital); Edgebrook Veterinary Hospital P.C.; George D. Brodsky, D.V.M. (d/b/a Bourbonnais Animal Clinic); Bowie Hospital, Inc. and Crofton Animal Hospital, Inc.; Peter E. Coakley, V.M.D. (d/b/a Animal Extra Care); Academy Animal Hospital of Boca, Inc.; Academy Animal Hospital of Cooper City, Inc.; Academy Animal Hospital of Coral Springs, Inc.; Peticare Animal Medical Center, P.C.; Peter V. Birzon, D.V.M., Animal Hospital of North Miami Beach, P.A.; Jon J. Rappaport, D.V.M. and Craig Horowitz, D.V.M. and Miami Shores Animal Hospital, P.A.; Edward D. Lukuch, D.V.M. (d/b/a Midpark Animal Hospital); Joanne Nelson (d/b/a Collins & South Pompano Animal Hospital); Dr. Jenifer Preston, Inc. (d/b/a Westerville East Animal Hospital); Donald Denoff, D.V.M., P.A. (d/b/a Wellington Animal Hospital); and Neshaminy Animal Medical Center, P.C.

(2) The adjustments to costs of revenues consist primarily of reductions or increases to certain of the Pet Practice Acquired Companies' historical amounts of compensation for services provided by owner/veterinarians for the difference between such historical amounts and amounts specified in employment contracts for comparable positions in Pet Practice, net of certain general and administrative expenses of the Pet Practice Acquired Companies which have been reclassified as costs of revenues.

(3) The adjustments to general and administrative expenses consist primarily of (i) reductions or increases to certain of the Pet Practice Acquired Companies' historical amounts of compensation for certain owners and administrative personnel between such historical amounts and amounts specified in employment contracts for such individuals, (ii) elimination of certain non-recurring charges and credits attributable to the acquisitions of the Pet Practice Acquired Companies and (iii) reclassifications of certain amounts to cost of revenues.

(4) The adjustment to amortization of excess of cost over fair value of net assets acquired and other intangible assets relates to the additional amortization over periods of three to 40 years of the excess of cost over fair value of net assets acquired and other intangible assets of the Pet Practice Acquired Companies.

(5) The adjustment reflects the additional interest expense that would have been incurred and the reduction of interest income had the consideration in the form of cash and notes for the acquisitions of the Pet Practice Acquired Companies been paid on December 29, 1994, net of the elimination of approximately $290,000 of interest expense relating to outstanding debt of certain of the Pet Practice Acquired Companies that was not assumed by Pet Practice. The notes relating to the acquisition of the Pet Practice Acquired Companies bear interest at annual rates of 6.0% to 8.0%.

(6) Reflects the issuance of an aggregate of approximately 221,000 shares of Pet Practice Common Stock in connection with the Pet Practice Acquired Companies.

VCA AND PETS' RX

    The unaudited pro forma financial data and explanatory notes set forth below give effect to VCA's acquisition of the VCA Acquired Companies, the VCA Pending Acquisitions, the issuance of the Debentures and the Merger with Pets' Rx Inc. ("Pets' Rx). The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Pets' Rx appearing elsewhere in this 8-K. The Merger is to be accounted for as a pooling.

    The unaudited pro forma financial data have been prepared utilizing VCA's unaudited pro forma financial data and the historical financial statements of Pets' Rx. The unaudited pro forma financial data are based on estimates and assumptions set forth in the notes to the unaudited pro forma financial data.

    The unaudited pro forma condensed combined statements of operations represent the unaudited pro forma results of operations of VCA and Pets' Rx for the year ended December 31, 1995 and the three months ended March 31, 1996, giving effect to the Merger as if it had occurred at the beginning of the period. The unaudited pro forma condensed combined balance sheet was prepared to reflect the Merger as if it had occurred on March 31, 1996.

    Unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the Merger had been consummated at the beginning of the periods presented nor are they necessarily indicative of future operating results or financial position.

                              VCA AND PETS' RX

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (In thousands, except per share data)

                                                                                                  VCA AND
                                                  VCA                                            PETS' RX
                                               PRO FORMA                       PRO FORMA         PRO FORMA
                                               COMBINED      PETS' RX         ADJUSTMENTS        COMBINED
                                               --------      ------------     -----------      ------------
Revenues
 Animal hospital...........................    $ 85,205        $ 15,622                           $100,827
 Laboratory................................      55,405                                             55,405
 Pet food..................................       4,756                                              4,756
 Intercompany sales........................      (1,852)                                            (1,852)
                                               --------        --------         -------           --------
                                                143,514          15,622                            159,136
Direct costs
 Animal hospital...........................      71,915          13,236                             85,151
 Laboratory................................      34,127                                             34,127
 Pet food..................................       3,205                                              3,205
 Intercompany sales........................      (1,852)                                            (1,852)
                                               --------        --------         -------           --------
                                                107,395          13,236                            120,631
Gross profit
 Animal hospital...........................      13,290           2,386                             15,676
 Laboratory................................      21,278                                             21,278
 Pet food..................................       1,551                                              1,551
                                               --------        --------         -------           --------
                                                 36,119           2,386                             38,505
Selling, general and administrative........      15,251           2,203                             17,454
Depreciation and amortization..............       5,335           1,200        $   (347)(1)          6,188
Restructuring charge.......................       1,086                                              1,086
Writedown of assets........................                                       2,148 (2)          2,148
                                               --------        --------         -------           --------
Operating income...........................      14,447          (1,017)         (1,801)            11,629
Interest expense, net......................       3,726             910                              4,636
                                               --------        --------         -------           --------
Income (loss) before minority interest
 and provision for income taxes............      10,721          (1,927)         (1,801)             6,993
Minority interest in income of
 subsidiaries..............................       3,263              50                              3,313
                                               --------        --------         -------           --------
Income (loss) before provision for                7,458          (1,977)         (1,801)             3,680
 income taxes..............................
Provision for income taxes.................       4,979                                              4,979
                                               --------        --------         -------           --------

Net income (loss)..........................   $   2,479        $ (1,977)       $ (1,801)          $ (1,299)
                                              =========        ========         =======           ========

Primary earnings (loss) per share..........   $    0.22                                           $  (0.11)
                                              =========                                           ========

Weighted average common shares used
 for computing primary earnings (loss)
 per share.................................      11,448                             801(3)          12,249
                                              =========                         =======           ========

Fully diluted earnings (loss) per share....   $    0.21
                                              =========
Weighted average common shares used
 for computing fully diluted earnings
 per share.................................      11,983
                                              =========

                              VCA AND PETS' RX

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                                                                                 VCA AND
                                                  VCA                                            PETS' RX
                                               PRO FORMA                       PRO FORMA        PRO FORMA
                                               COMBINED        PETS' RX       ADJUSTMENTS        COMBINED
                                               --------      ------------     -----------      ------------
Revenues
 Animal hospital...........................     $20,670          $4,228                            $24,898
 Laboratory................................      14,603                                             14,603
 Pet food..................................       1,850                                              1,850
 Intercompany sales........................        (733)                                              (733)
                                                -------         -------         ------             -------
                                                 36,390           4,228                             40,618
Direct costs
 Animal hospital...........................      17,924           3,507                             21,431
 Laboratory................................       8,983                                              8,983
 Pet food..................................       1,160                                              1,160
 Intercompany sales........................        (733)                                              (733)
                                                -------         -------         ------             -------
                                                 27,334           3,507                             30,841
Gross profit
 Animal hospital...........................       2,746             721                              3,467
 Laboratory................................       5,620                                              5,620
 Pet food..................................         690                                                690
                                                -------         -------         ------             -------
                                                  9,056             721                              9,777
Selling, general and administrative........       4,383             530                              4,913
Depreciation and amortization..............       1,203             307        $ (106)(1)            1,404
                                                -------         -------         ------             -------
Operating income (loss)....................       3,470            (116)          106                3,460
Interest expense, net......................         524             217                                741
                                                -------         -------         ------             -------
Income (loss) before minority interest
 and provision for income taxes............       2,946            (333)          106                2,719
Minority interest in income of
 subsidiaries..............................       1,346              25                              1,371
                                                -------         -------         ------             -------
Income (loss) before provision for
 income taxes..............................       1,600            (358)          106                1,348
Provision for income taxes.................         722                                                722
                                                -------         -------         ------             -------
Net income (loss)..........................     $   878         $  (358)       $  106             $    626
                                                =======         =======         ======             =======

Primary earnings per share.................     $  0.06                                            $  0.04
                                                =======                                            =======

Weighted average common shares used
 for computing primary earnings per
 share.....................................      15,377                           801 (3)           16,178
                                                =======                         ======             =======

Fully diluted earnings per share...........     $  0.06                                            $  0.04
                                                =======                                            =======

Weighted average common shares used
 for computing fully diluted earnings
 per share.................................      15,759                            801(3)           16,560
                                                =======                         ======             =======

                              VCA AND PETS' RX

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                                                 VCA AND
                                                  VCA                                            PETS' RX
                                               PRO FORMA                       PRO FORMA         PRO FORMA
                                               COMBINED       PETS' RX        ADJUSTMENTS        COMBINED
                                               --------      ------------     -----------      ------------
ASSETS
Current assets:
 Cash and equivalents                          $115,548         $   251                           $115,799
 Accounts receivable, net                         8,843             178                              9,021
 Other current assets                             5,588             480                              6,068
                                               --------         -------         --------          --------
                                                129,979             909                            130,888

Property and equipment, net                      17,813           3,993                             21,806
Other assets:
 Notes receivable                                 1,183             100                              1,283
 Goodwill                                        85,529           8,872         $ (3,116)(1)(2)     91,285
 Covenants                                        6,232             438             (159)(1)(2)      6,511
 Other                                            4,434             269                              4,703
                                               --------         -------         --------          --------
                                               $245,170         $14,581         $ (3,275)         $256,476
                                               ========         =======         ========          ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY (DEFECIT)
Current liabilities:
 Current portion of long-term debt             $  8,020         $ 1,167                           $  9,187
 Accounts payable                                 5,815           1,061                              6,876
 Other accrued liabilities                        6,066           1,217                              7,283
                                               --------         -------         --------          --------
                                                 19,901           3,445                             23,346
Long-term obligations, less current             116,506           9,219                            125,725
 portion
Other liabilities
Deferred income taxes                             1,538                                              1,538
Minority interest                                 4,843             269                              5,112
Redeemable convertible preferred stock                            2,947           (2,947)(4)
Stockholders' equity (deficit)                  102,382          (1,299)       $    (328)(2)(4)    100,755
                                               --------         -------         --------          --------
                                               $245,170         $14,581         $ (3,275)         $256,476
                                               ========         =======         ========          ========

                             VCA AND PETS' RX

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (1) Represents the reduction of amortization expense due to the conforming reclassification of medical records to goodwill and the reduced goodwill amortization due to the 1993 conforming writedown of assets.

 (2) To reflect the writedown of assets related to conforming the Pets' Rx method for evaluation the impairment of long lived assets to VCA's method. VCA uses an estimate of the related facility's undiscounted net income over the remaining life of the goodwill and other intangibles in measuring whether the goodwill is recoverable.

 (3) Reflects the issuance of approximately 801,000 shares of VCA Common Stock for all of the outstanding securities of Pets' Rx.

 (4) Represents the exchange of the redeemable convertible preferred stock as part of the Merger.


 VCA, PET PRACTICE AND PETS' RX

      The following unaudited pro forma financial data and explanatory notes give effect to the combination of VCA (as adjusted for the acquisitions of the VCA Acquired Companies, the VCA Pending Acquisitions and the issuance of the Debentures), Pet Practice (as adjusted for the acquisitions of the Pet Practice Acquired Companies) and Pets' Rx. The combination with Pet Practice is reflected as a purchase and the combination with Pets' Rx is reflected as a pooling of interests. The unaudited pro forma combined financial data should be read in conjunction with the historical Consolidated Financial Statements and Notes thereto of VCA, Pet Practice and Pets' Rx and the unaudited pro forma financial data of VCA and Pet Practice which are included elsewhere in this Form 8-K.

      This unaudited pro forma data have been prepared utilizing VCA's unaudited pro forma financial data, Pet Practice's financial data and the historical financial statements of Pets' Rx. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma financial data.

      The unaudited pro forma condensed combined statements of operations reflecting the combination of VCA, Pet Practice and Pets' Rx represent the historical results of operations of VCA for the three years ended December 31, 1995 and the three months ended March 31, 1996 adjusted to reflect (i) the acquisitions of the VCA Acquired Companies, the VCA Pending Acquisitions and the Merger with Pet Practice as if such transactions had occurred on January 1, 1995, and (ii) the acquisition of Pets' Rx as if it had occurred on January 1, 1993. The unaudited pro forma condensed combined balance sheet was prepared to reflect certain of the transactions as if they had occurred at March 31, 1996.

      Unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the Merger with Pet Practice and the merger with Pets' Rx had been consummated at the beginning of the period, nor are they necessarily indicative of future operating results or financial position.

                         VCA, PET PRACTICE AND PETS' RX

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, 1995
                   AND THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                                                 1993        1994         1995      MARCH 31, 1996
                                                               --------    --------    ---------    --------------
Revenues
 Animal hospital............................................    $30,208     $41,484     $159,655           $38,477
 Laboratory.................................................      1,234      10,150       55,405            14,603
 Pet food...................................................                    996        4,756             1,850
 Intercompany sales.........................................       (344)       (759)      (1,852)             (733)
                                                                -------     -------     --------           -------
                                                                 31,098      51,871      217,964            54,197
Direct costs
 Animal hospital............................................     24,714      34,373      134,444            33,346
 Laboratory.................................................      1,192       6,573       34,127             8,983
 Pet food...................................................                    647        3,205             1,160
 Intercompany sales.........................................       (344)       (759)      (1,852)             (733)
                                                                -------     -------     --------           -------
                                                                 25,562      40,834      169,924            42,756
Gross profit
 Animal Hospital............................................      5,494       7,111       25,211             5,131
 Laboratory.................................................         42       3,577       21,278             5,620
 Pet food...................................................                    349        1,551               690
                                                                -------     -------     --------           -------
                                                                  5,536      11,037       48,040            11,441
Selling, general and administrative.........................      4,916       8,704       23,098             6,361
Depreciation and amortization...............................      1,410       2,065       10,437             2,474
Restructuring charge........................................                               1,086
Writedown of assets.........................................      4,506                    2,148
                                                                -------     -------     --------           -------
Operating (loss) income.....................................     (5,296)        268       11,271             2,606
Interest expense, net.......................................        756       1,984        7,533               991
                                                                -------     -------     --------           -------
(Loss) income provision before minority interest                 (6,052)     (1,716)       3,738             1,615
 and (benefit) for income taxes.............................
Minority interest in (loss) income of subsidiaries..........       (334)       (540)       3,313             1,371
                                                                -------     -------     --------           -------

(Loss) income before (benefit) provision for income taxes        (5,718)     (1,176)         425               244
 and cumulative effect of accounting change.................
(Benefit) provision for income taxes........................       (152)        731        4,425               467
                                                                -------     -------     --------           -------

Loss before cumulative effect of accounting change..........     (5,566)     (1,907)      (4,000)             (223)
Cumulative effect of accounting change......................        221
                                                                -------     -------     --------           -------
Net loss....................................................    $(5,345)    $(1,907)    $ (4,000)          $  (223)
                                                                =======     =======     ========           =======
Loss per share..............................................    $ (0.90)    $ (0.26)    $  (0.26)          $ (0.01)
                                                                =======     =======     ========           =======

Weighted average common shares used
  for computing loss per share..............................      5,966       7,233       15,522            19,451
                                                                =======     =======     ========           =======


                         VCA, PET PRACTICE AND PETS' RX

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 1996
                                 (In thousands)

                                                                                                                   VCA, PET
                                             VCA AND PETS' RX                                                   PRACTICE AND PETS'
                                                PRO FORMA                                   PRO FORMA             RX PRO FORMAT
                                                 COMBINED (1)          PET PRACTICE (2)     ADJUSTMENTS              COMBINED
                                              ------------------       ------------         ----------------     -----------------
ASSETS

Current Assets
 Cash and equivalents.........................  $115,799                  $ 4,916              $ (3,400)(3)             117,315
 Accounts receivable, net.....................     9,021                      836                                         9,857
 Other current assets.........................     6,068                    5,010                                        11,078
                                                --------                  -------               -------                --------
                                                 130,888                   10,762                (3,400)                138,250
Property and equipment, net...................    21,806                   15,029                  (857)(4)              35,978
Other assets:
 Notes receivable.............................     1,283                                                                  1,283
 Goodwill.....................................    91,285                                         90,309 (5)(8)          181,594
 Covenants....................................     6,511                                             96 (3)(8)            6,607
 Excess of costover fair value of net
   assets acquired and other intangible
   assets.....................................                             53,775               (53,775)(8)
 Other........................................     4,703                      149                 1,431 (8)               6,283
                                                --------                  -------               -------                --------
                                                $256,476                  $79,715              $ 33,804                $369,995
                                                ========                  =======               =======                ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Current portion of long-term debt............  $  9,187                  $ 3,820                                      $ 13,007
 Accounts payable.............................     6,876                    2,169                                         9,045
 Other accrued liabilities....................     7,283                    4,989                                        12,272
                                                --------                  -------               -------                --------
                                                  23,346                   10,978                                        34,324
Long-term obligations, less current portion...   125,725                   16,216                                       141,941
Deferred income taxes.........................     1,538                                                                  1,538
Minority interest.............................     5,112                                                                  5,112
Stockholders' equity .........................   100,755                   52,521              $ 33,804 (6)(7)          187,080
                                                --------                  -------               -------                --------
                                                $256,476                  $79,715              $ 33,804                $369,995
                                                ========                  =======               =======                ========

                         VCA, PET PRACTICE AND PETS' RX

           NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                   STATEMENTS

 (1) Represents the historical financial position of VCA and Pets' Rx combined as if the merger with Pets' Rx took place on March 31, 1996.

 (2) Represents the historical financial position of the Pet Practice at March 31, 1996.

 (3) Represents transaction costs including financial advisor, legal and accounting fees.

 (4) Represents an adjustment to fair market value of the property and equipment acquired.

 (5) Represents the excess of cost over the fair value of the net tangible assets acquired in connection with the acquisition of Pet Practice.

 (6) Adjustment to reflect the elimination of Pet Practice's stockholders' equity in connection with the acquisition.

 (7) Represents the issuance of approximately 3,273,000 shares of VCA Common Stock in connection with the acquisition assuming the average closing price of VCA Common Stock, for purposes of computing the exchange ratio, is $26.375 per share.

 (8) To reclassify Pet Practice balances to conform with VCA's presentation.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Veterinary Centers of America, Inc.:

     We have audited the accompanying supplemental combined balance sheets of Veterinary Centers of America, Inc. (a Delaware corporation), and subsidiaries, as of December 31, 1995 and 1994, and the related supplemental combined statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the balance sheet of Pets' Rx, Inc. as of December 31, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended included in the supplemental combined financial statements of Veterinary Centers of America, Inc. The supplemental combined historical statements give retroactive effect to the merger with Pets' Rx, Inc., on June 19, 1996, which subsequently will be accounted for as a pooling of interests as described in
Note 1. These supplemental financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the 1994 and 1993 financial statements of Pets' Rx, Inc., included in the supplemental combined financial statements of Veterinary Centers of America, Inc., which statements reflect total assets and revenues constituting 25 percent and 19 percent, respectively, in 1994 and 19 percent of revenue in 1993, of the related supplemental combined totals. These statements were audited by other auditors whose reports thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Pets' Rx, Inc., in 1994 and 1993 is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the reports of the other auditors, the supplemental combined financial statements referred to above present fairly, in all material respects, the combined financial position of Veterinary Centers of America, Inc. and Pets' Rx, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger with Pets' Rx, Inc. as described in Note 1, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Los Angeles, California
June 19, 1996

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                     SUPPLEMENTAL COMBINED BALANCE SHEETS
                         AT DECEMBER 31, 1995 AND 1994
                         AND MARCH 31, 1996 (UNAUDITED)

                                     ASSETS

                                                                                            DECEMBER 31,
                                                                                     -----------------------------      MARCH 31,
                                                                                         1995            1994             1996
                                                                                     -------------    ------------    -------------
CURRENT ASSETS:                                                                                                        (Unaudited)

Cash and equivalents...........................................................       $ 47,551,000     $ 7,807,000     $ 37,866,000
Accounts receivable, less allowance for uncollectible accounts of $1,671,000 and $797,000 at December 31, 1995 and 1994, respectively, and
 $1,881,000 at March 31, 1996 (unaudited)......................................          6,508,000       1,955,000        8,994,000
Inventory, prepaid expenses and other..........................................          3,984,000       1,326,000        4,121,000
Deferred income taxes..........................................................          1,175,000         438,000        1,126,000
Prepaid income taxes...........................................................            494,000         172,000          730,000
                                                                                      ------------     -----------     ------------
 Total current assets..........................................................         59,712,000      11,698,000       52,837,000
PROPERTY, PLANT AND EQUIPMENT, NET.............................................         17,695,000      12,692,000       19,974,000

OTHER ASSETS:
 Goodwill, net.................................................................         66,943,000      38,264,000       85,392,000
 Covenants not to compete, net.................................................          5,210,000       2,646,000        5,852,000
 Building purchase options.....................................................          1,087,000         837,000          887,000
 Notes receivable..............................................................            978,000       1,080,000        1,283,000
 Deferred costs and other......................................................          1,791,000         685,000        2,129,000
                                                                                      ------------     -----------     ------------
                                                                                      $153,416,000     $67,902,000     $168,354,000
                                                                                      ============     ===========     ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term obligations.......................................      $   7,421,000     $ 5,552,000     $  8,730,000
Accounts payable...............................................................          5,930,000       2,980,000        6,855,000
Accrued payroll and taxes......................................................          2,207,000       1,191,000        2,531,000
Other accrued liabilities......................................................          4,705,000       2,498,000        4,264,000
                                                                                      ------------     -----------     ------------
 Total current liabilities.....................................................         20,263,000      12,221,000       22,380,000
LONG TERM OBLIGATIONS, less current portion....................................         36,778,000      25,057,000       38,807,000
GUARANTEED PURCHASE PRICE CONTINGENTLY PAYABLE IN
 CASH OR COMMON STOCK..........................................................                             72,000
DEFERRED INCOME TAXES..........................................................          1,301,000         148,000        1,538,000
MINORITY INTEREST..............................................................          4,856,000       5,034,000        5,112,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred stock; $.001 par value; Authorized -- 1,000,000 shares:
  Issued and outstanding -- 583,333 at December 31, 1995 and 1994..............              1,000           1,000            1,000
 Common stock; $.001 par value; Authorized -- 30,000,000 shares:
  Issued and outstanding -- 12,845,831 and 6,248,126 at
  December 31, 1995 and 1994 respectively, and 13,828,444
  at March 31, 1996 (unaudited)................................................             13,000           6,000           14,000
 Additional paid-in capital....................................................         99,685,000      33,630,000      109,223,000
 Accumulated deficit...........................................................         (9,481,000)     (8,267,000)      (8,721,000)
                                                                                      ------------     -----------     ------------
  Total stockholders' equity...................................................         90,218,000      25,370,000      100,517,000
                                                                                      ------------     -----------     ------------
                                                                                      $153,416,000     $67,902,000     $168,354,000

   The accompanying notes are an integral part of these supplemental combined balance sheets.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                              Years Ended December 31,               Three Months Ended March 31,
                                                  ------------------------------------------------   -----------------------------
                                                       1995              1994             1993           1996             1995
                                                  --------------    -------------    -------------   -------------    ------------
                                                                                                             (Unaudited)
Revenues.......................................     $107,694,000      $51,871,000      $31,098,000     $35,232,000     $18,652,000
Direct costs...................................       80,747,000       40,834,000       25,562,000      26,710,000      14,741,000
                                                    ------------      -----------      -----------     -----------     -----------
Gross profit...................................       26,947,000       11,037,000        5,536,000       8,522,000       3,911,000
Selling, general and administrative............       13,036,000        8,704,000        4,916,000       3,844,000       2,761,000
Depreciation and amortization..................        4,144,000        2,065,000        1,410,000       1,235,000         740,000
Restructuring charge...........................        1,086,000                                                         1,086,000
Writedown of assets............................        2,148,000                         4,506,000
                                                    ------------      -----------      -----------     -----------     -----------
Operating income (loss)........................        6,533,000          268,000       (5,296,000)      3,443,000        (676,000)
Interest income................................          828,000          404,000          469,000         388,000         145,000
Interest expense...............................        3,377,000        2,388,000        1,225,000         901,000         737,000
                                                    ------------      -----------      -----------     -----------     -----------
Income (loss) before minority interest, income
 taxes and cumulative effect of accounting
 change........................................        3,984,000       (1,716,000)      (6,052,000)      2,930,000      (1,268,000)
Minority interest in income (loss) of
 subsidiaries..................................        2,960,000         (540,000)        (334,000)      1,371,000          31,000
                                                    ------------      -----------      -----------     -----------     -----------

Income (loss) before income taxes and
 cumulative effect of accounting change........        1,024,000       (1,176,000)      (5,718,000)      1,559,000      (1,299,000)
Provision (benefit) for income taxes...........        2,238,000          731,000         (152,000)        799,000        (263,000)
                                                    ------------      -----------      -----------     -----------     -----------
(Loss) income before cumulative effect of
 accounting change.............................       (1,214,000)      (1,907,000)      (5,566,000)        760,000      (1,036,000)
Cumulative effect of accounting change.........                                            221,000
                                                    ------------      -----------      -----------     -----------     -----------
Net (loss) income..............................     $ (1,214,000)     $(1,907,000)     $(5,345,000)    $   760,000     $(1,036,000)
                                                    ============      ===========      ===========     ===========     ===========

(LOSS) EARNINGS PER SHARE:
(Loss) earnings before cumulative effect of
 accounting change.............................           $(0.11)          $(0.26)          $(0.93)          $0.05          $(0.14)
Cumulative effect of accounting change.........                                               0.03
                                                    ------------      -----------      -----------     -----------     -----------
Net (loss) earnings per common share...........           $(0.11)          $(0.26)          $(0.90)          $0.05          $(0.14)
                                                    ============      ===========      ===========     ===========     ===========
Average common shares used for computing
 (loss) earnings per share.....................       11,504,000        7,233,000        5,966,000      15,911,000       7,666,000
                                                    ============      ===========      ===========     ===========     ===========

   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

            SUPPLEMENTAL COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)


                                                     Common Stock         Preferred Stock     Additional      Accumulated
                                              ------------------------  ------------------      Paid-In        Earnings
                                                   Shares      Amount    Shares    Amount       Capital        (Deficit)
                                              -------------  ---------  --------  --------  ------------    -------------
BALANCES, December 31, 1992
As previously stated..........................    5,133,785    $ 5,000   583,000    $1,000    $ 21,541,000    $   752,000
Pooling with Pets' Rx, Inc....................      256,853                                      3,919,000     (1,335,000)
                                                -----------    -------  --------    ------    ------------    -----------
Balances, as restated.........................    5,390,638      5,000   583,000     1,000      25,460,000       (583,000)
Sale of common stock..........................       46,317                                        200,000
Sale of warrants..............................                                                     221,000
Issued under stock option plans...............       39,171                                        149,000
Stock dividend................................        7,680                                        208,000       (208,000)
Net loss......................................                                                                 (5,345,000)
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, December 31, 1993...................    5,483,806      5,000   583,000     1,000      26,238,000     (6,136,000)
Sale of common stock..........................      125,808                                      3,245,000
Sale of warrants..............................                                                      13,000
Exercise of warrants..........................       55,580                                         55,000
Stock dividend................................        8,256                                        224,000       (224,000)
Stock issued for payment of interest..........       30,841                                        223,000
Issued under stock option plans...............       32,765                                        198,000
Business acquisitions.........................      237,483                                      1,732,000
Conversion of convertible debt................      210,373      1,000                           1,232,000
Settlement of guaranteed purchase price
     contingently payable in cash or common
     stock....................................       63,214                                        470,000
Net loss......................................                                                                 (1,907,000)
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, December 31, 1994...................    6,248,126      6,000   583,000     1,000      33,630,000     (8,267,000)
Sale of common stock..........................    4,129,616      4,000                          44,058,000
Sale of redeemable warrants...................        4,607                                         58,000
  Exercise of redeemable warrants.............    1,271,508      2,000                           8,894,000
Exercise of warrants issued in connection
 with the Vet Research joint venture..........       50,000                                        550,000
Issued under stock plans......................       29,367                                        209,000
Business acquisitions.........................    1,075,288      1,000                          11,979,000
Conversion of convertible debt................       37,319                                        254,000
Settlement of guaranteed purchase price
     contingently payable in cash or common
     stock....................................                                                      53,000
Net loss......................................                                                                 (1,214,000)
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, December 31, 1995...................   12,845,831     13,000   583,000     1,000      99,685,000     (9,481,000)
Sale of common stock (unaudited)..............        6,894                                        200,000
  Exercise of redeemable warrants
 (unaudited)..................................      542,431      1,000                           3,855,000
Exercise of warrants issued in connection
 with the Vet Research joint venture
  (unaudited).................................      134,000                                      1,474,000
Issued under stock plans (unaudited)..........       56,363                                        141,000
Business acquisitions (unaudited).............      242,925                                      3,868,000
Net income (unaudited)........................                                                                    760,000
                                                -----------    -------  --------    ------    ------------    -----------
BALANCES, March 31, 1996 (Unaudited)..........   13,828,444    $14,000   583,000    $1,000    $109,223,000    $(8,721,000)
                                                ===========    =======  ========    ======    ============    ===========

   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                                                                           Three Months Ended
                                                                                                                March 31,
                                                                                                     ------------------------------
                                                       1995             1994             1993             1996             1995
                                                  ------------    -------------    -------------    --------------   --------------
                                                                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income.............................    $ (1,214,000)     $(1,907,000)     $(5,345,000)    $    760,000      $(1,036,000)
 Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:
  Depreciation and amortization................       4,144,000        2,065,000        1,410,000        1,235,000          740,000
  Gain on sale of land and building............         (19,000)                                                            (18,000)
  Amortization of debt discount................         454,000           15,000           13,000           72,000            3,000
  Equity contribution for product development
   costs.......................................                                           806,000
  Utilization of acquired NOL carryforwards....          69,000                            40,000
  Writedown of assets..........................       2,148,000                         4,506,000
  Minority interest in income (loss) of
   subsidiary..................................       2,960,000         (540,000)        (600,000)       1,371,000           31,000
  Distributions to minority interest partners..      (4,058,000)        (904,000)        (122,000)        (961,000)         (43,000)
  (Increase) decrease in accounts receivable,
   net.........................................      (2,140,000)        (124,000)          24,000       (1,289,000)      (1,507,000)
  (Increase) decrease in inventory and other...      (1,875,000)        (203,000)          16,000         (374,000)        (925,000)
  (Increase) decrease in prepaid income taxes..        (322,000)        (172,000)          99,000          244,000         (332,000)
  (Increase) decrease in other assets, net.....        (208,000)        (122,000)        (271,000)        (330,000)           7,000
  (Increase) decrease in deferred income tax
   asset.......................................        (737,000)         408,000         (872,000)         286,000           65,000
  Increase in accounts payable and accrued
   liabilities.................................       4,198,000        2,829,000          801,000          208,000        3,026,000
  (Decrease) increase in income taxes payable..                         (337,000)         412,000
  Increase in deferred income tax liability....         437,000           73,000
                                                    -----------      -----------       ----------      -----------     ------------
   Net cash provided by operating activities...       3,837,000        1,081,000          917,000        1,222,000           11,000
                                                    -----------      -----------       ----------      -----------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Business acquisitions, net of cash acquired...      (9,147,000)      (6,810,000)      (2,161,000)     (12,051,000)      (2,028,000)
 Property, plant and equipment additions, net..      (2,983,000)      (1,166,000)        (809,000)      (1,012,000)        (156,000)
 Sale of marketable securities.................                                           140,000
 Proceeds from sale of land and building.......         600,000                                                             600,000
 Payments for building purchase options........        (250,000)         (60,000)        (250,000)
                                                    -----------      -----------       ----------      -----------     ------------
  Net cash used in investing activities........     (11,780,000)      (8,036,000)      (3,080,000)     (13,063,000)      (1,584,000)
                                                    -----------      -----------       ----------      -----------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 (Repayment of) proceeds from line of credit
  and addition of long-term obligations........      (1,100,000)       1,394,000        1,511,000                        (1,100,000)
 Reduction of long-term obligations and notes
  payable......................................      (6,241,000)      (3,097,000)      (1,908,000)      (3,526,000)      (2,269,000)
 Payments received (advances made) on notes
  receivable...................................         272,000          (43,000)          31,000           12,000          225,000
 Payments on guaranteed purchase price
  contingently payable in cash or common stock.         (19,000)
 Net proceeds from sale of common stock........      44,062,000        3,245,000          200,000          200,000       10,080,000
 Net proceeds from exercise of warrants........                           55,000
 Net proceeds from exercise of redeemable
  warrants.....................................       8,896,000                                          3,855,000        2,108,000
 Proceeds from exercise of warrants issued in
  connection with Vet Research joint venture...         550,000                                          1,474,000
 Proceeds from sale of warrants................                           13,000          221,000
 Proceeds from sale of redeemable warrants.....          58,000
 Proceeds from issuance of common stock under
  stock option plans...........................         209,000          198,000          149,000          141,000            4,000
 Capital contribution of minority interest
  partners.....................................       1,000,000           30,000        2,970,000
                                                    -----------      -----------       ----------      -----------     ------------
   Net cash provided by financing activities...      47,687,000        1,795,000        3,174,000        2,156,000        9,048,000
                                                    -----------      -----------       ----------      -----------     ------------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS....      39,744,000       (5,160,000)       1,011,000       (9,685,000)       7,475,000
CASH AND EQUIVALENTS AT BEGINNING OF YEAR......       7,807,000       12,967,000       11,956,000       47,551,000        7,807,000
                                                   ------------      -----------      -----------     ------------     ------------
CASH AND EQUIVALENTS AT END OF YEAR............    $ 47,551,000      $ 7,807,000      $12,967,000     $ 37,866,000      $15,282,000
                                                   ============      ===========      ===========     ============     ============


   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                                  (CONTINUED)

                                                                                                            Three Months
                                                               Years Ended December 31,                    Ended March 31,
                                                     -----------------------------------------    --------------------------------
                                                         1995            1994           1993           1996              1995
                                                     ------------     ----------     ----------   ---------------    -------------
                                                                                                             (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:

Interest paid......................................   $  2,878,000     $ 2,277,000     $ 1,146,000     $   832,000     $   701,000
Taxes paid.........................................      2,688,000         759,000         193,000         269,000           4,000
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND FINANCING
 ACTIVITIES:
In connection with acquisitions, assets
 acquired and liabilities assumed were as
 follows:
Fair value of assets acquired......................   $ 43,223,000     $19,584,000     $10,846,000     $23,304,000     $11,571,000
Less: Consideration given
 Cash paid to sellers, net of cash acquired........     (9,147,000)     (6,810,000)     (2,161,000)     (9,875,000)     (2,028,000)
 Cash paid in settlement of
  assumed liabilities..............................                                                     (2,176,000)
 Common stock issued...............................    (11,980,000)     (1,732,000)                     (3,868,000)     (2,300,000)
                                                      ------------     -----------     -----------     -----------     -----------
Liabilities assumed including
 notes payable issued..............................   $ 22,096,000     $11,042,000     $ 8,685,000     $ 7,385,000     $ 7,243,000
                                                      ============     ===========     ===========     ===========     ===========
In connection with the formation of the joint
 venture and partnerships, assets and liabilities
 contributed by the partners were as follows:
Assets.............................................   $  3,467,000     $   330,000     $        --     $   317,000     $ 3,119,000
Liabilities........................................      1,063,000                                                       1,063,000
                                                      ------------     -----------     -----------     -----------     -----------
Non-cash capital contribution of minority
 interest partners.................................   $  2,404,000     $   330,000     $        --      $   317,000     $ 2,056,000
                                                      ============     ===========     ===========     ===========     ===========

Issuance of common stock in exchange for
 convertible debt..................................   $    254,000     $ 1,233,000     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

Settlement of guaranteed purchase price
 through issuance of common stock..................   $     53,000     $   470,000     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

Non-cash increase in long-term obligations due
 to purchase of equipment and building.............   $    262,000     $   164,000     $   860,000     $        --     $   466,000
                                                      ============     ===========     ===========     ===========     ===========

Conversion of accounts payable to notes
 payable...........................................   $    381,000     $        --     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

Payment of accrued interest on notes by
 issuance of common stock..........................   $         --     $   223,000     $        --     $        --     $        --
                                                      ============     ===========     ===========     ===========     ===========

   The accompanying notes are an integral part of these supplemental combined financial statements.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

1.  BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION

The Merger

 In June 1996, Veterinary Centers of America, Inc. ("VCA" or the "Company") merged with Pets' Rx, Inc. (Pets' Rx), in a transaction to be accounted for as a pooling of interests (the "Merger"). On or about August 15, 1996, VCA will restate its historical financial statements to reflect the pooling of interests transaction. Those restated financials will resemble these supplemental combined consolidated financial statements in all material aspects. These supplemental financial statements are presented to provide the reader with an understanding of the combined historical results of VCA.


 Pursuant to the Merger, each share of Pets' Rx common stock was converted into .08617 shares of VCA common stock. In aggregate, 6,323,294 million shares of
Pets' Rx common stock were converted into 544,880 shares of VCA common stock. Each share of Pets' Rx redeemable convertible preferred stock outstanding immediately prior to the merger was converted in the aggregate into 118,329 shares of VCA common stock. Each share of convertible preferred stock outstanding immediately prior to the Merger was converted in the aggregate into 137,872 shares of VCA common stock. Previously reported financial information for VCA and Pets' Rx for each of the three years in the period ended December 31, 1995, is shown in the table below. To conform to consistent methods of accounting, adjustments of historical data were made. Among these were the adjustments related to the allocation of intangible assets in connection with purchase transactions and the related amortization and the writedown of intangible assets resulting from conforming to VCA's method of analyzing the realization of goodwill utilizing the undiscounted net income method.


(In thousands)                                 Years Ended December 31,
                                        -----------------------------------
                                             1995        1994        1993
                                        -----------    ---------   --------
Historical VCA net income (loss)          $ 2,564       $   589     $(1,858)
Historical Pets' Rx net loss               (1,977)       (2,805)     (1,522)
                                          -------       -------     -------
Historical combined net income (loss)         587        (2,216)     (3,380)
Amortization of assets                        347           309         108
Writedown of assets                        (2,148)           --      (2,073)
                                          -------       -------     -------
Restated combined net loss                $(1,214)      $(1,907)    $(5,345)
                                          =======       =======     =======

Veterinary Centers of America, Inc. Formation

 Veterinary Centers of America, Inc. ("VCA" or the "Company"), a Delaware corporation, was founded in 1986 and is a leading companion animal health care company. The Company operates one of the largest networks of free-standing, full service animal hospitals in the country and one of the largest networks of veterinary-exclusive diagnostic laboratories in the nation. The Company also markets both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

 At June 19, 1996, the Company owned 80 animal hospitals, 19 of which were located in Northern California, 18 in Southern California, eight in Pennsylvania, six in Massachusetts, five in Nevada, four in Maryland, three in each of Alaska, Florida and New Mexico, two in each of Colorado, Utah and Virginia, and one in each of Arizona, Georgia, Hawaii, Illinois and Delaware. The Company's animal hospitals provide primary care, diagnostic, surgical and boarding services for animals.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 In March 1994, the Company expanded its presence in the laboratory business with the acquisition of a 70 percent interest in Professional Animal Laboratory ("PAL"). During 1995, the Company further expanded its laboratory business with the acquisition of Cenvet, Inc. ("Cenvet") and its subsequent contribution to Vet Research Laboratories, LLC. ("Vet Research"). Also in 1995, the Company acquired four other veterinary diagnostic laboratories, as well as the remaining 30 percent interest in PAL. The Company's laboratories serve over 8,000 animal hospitals located in 40 states.

 In January 1993, the Company formed a joint venture, Vet's Choice, to develop, manufacture, market and distribute new pet products and services. The joint venture was in the development stage during all of 1993 and consequently generated no revenues or gross profit in 1993 (Note 4). The joint venture distributes two lines of premium pet food, Select Balance, a life-stage diet and Select Care, a therapeutic line. Select Balance is sold to veterinary hospitals and clinics, as well as pet stores. Select Care is sold only to veterinary hospitals.

Pets' Rx Formation

 Pets' Rx was incorporated in Delaware on May 28, 1991. The Company is engaged in the acquisition and operation of veterinary clinics. As of December 31, 1995, the Company operates 16 clinics in the San Jose and Sacramento, California, and Las Vegas, Nevada, markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Principles of Consolidation

 The supplemental combined financial statements include the financial position and results of operations of VCA and all of its subsidiaries combined with the financial position and results of operations of Pets' Rx and all of its subsidiaries. As previously discussed, these supplemental combined financial statements reflect how VCA's consolidated financial statements will look following the June 19, 1996 restatement for the merger with Pets' Rx.

b.  Interim Accounting Policy

 The accompanying unaudited supplemental combined financial statements have not been audited by independent public accountants, but in the opinion of VCA and Pets' Rx management, such unaudited statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the combined financial positions of VCA and Pets' Rx as of March 31, 1996 and the results of their operations and cash flows for the three months ended March 31, 1995 and 1996. Although the management of VCA and Pets' Rx believes that the disclosures in these supplemental combined financial statements are adequate to make the information presented not misleading, certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three months ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

c.  Cash Equivalents

 For purposes of the balance sheets and statements of cash flows, the Company considers only highly liquid investments to be cash equivalents. Of its cash on hand at December 31, 1995 and 1994, $1,907,000 and $2,982,000, respectively, was restricted for use in the conduct of the Vet's Choice joint venture.

d.  Inventory

 Inventory is valued at the lower of cost or market using the first-in, first-out method.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

e.  Property, Plant and Equipment

 Property, plant and equipment is recorded at cost. Capitalized equipment leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

 Depreciation is recorded using the straight-line method over the estimated useful lives of property and equipment (principally five to seven years) and capitalized equipment leases (principally five years). Leasehold improvements are amortized over the lives of the leases (principally 10 years). Costs of normal repairs and maintenance are expensed as incurred.

Property, plant and equipment consisted of:

                                          1995            1994
                                      ------------   -------------
Land...............................    $ 2,795,000     $ 2,328,000
Building and improvements..........      6,544,000       5,378,000
Leasehold improvements.............      2,410,000       1,458,000
Furniture and equipment............      8,633,000       4,909,000
Capitalized equipment leases.......      1,334,000         532,000
                                       -----------     -----------
                                        21,716,000      14,605,000
Less -- Accumulated depreciation...     (4,021,000)     (1,913,000)
                                       -----------     -----------
                                       $17,695,000     $12,692,000
                                       ===========     ===========

 Accumulated depreciation on equipment held under capital leases amounted to $303,000 and $170,000 at December 31, 1995 and 1994, respectively.

f.  Goodwill and Other Intangible Assets

 Goodwill relating to acquisitions represents the purchase price paid and liabilities incurred in excess of the fair market value of net assets acquired. Goodwill is amortized over the expected period to be benefited, not exceeding 40 years, on a straight-line basis.

 Subsequent to its acquisitions, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related facility's undiscounted net income over the remaining life of the goodwill in measuring whether the goodwill is recoverable (Note 13).

 Other intangible assets principally include covenants not to compete. The value assigned to the covenants not to compete is amortized on a straight-line basis over the term of the agreements (principally 5 to 10 years).

 Accumulated amortization of goodwill and covenants not to compete and other at December 31, 1995 is $3,563,000 and $2,986,000, respectively. Accumulated amortization of goodwill and covenants not to compete and other at December 31, 1994 is $3,792,000 and $1,259,000, respectively.

 In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Statement was adopted by the Company

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

on January 1, 1996. The Company does not expect implementation of this statement to have a material effect on its financial position or its results of operations.

g.  Investments

 Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities," which establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The adoption of this Statement did not have a material effect on the financial position or results of operations of the Company.

h.  Accounting Change

 Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (Note 11).

 The cumulative effect of this accounting change, which resulted in recognizing previously unrecognized tax benefits for years prior to January 1, 1993, decreased the net loss for 1993 by $221,000.

i.  Reclassifications

 Certain 1994 balances have been reclassified to conform with the 1995 financial statement presentation.

3.  ACQUISITIONS AND DISPOSITIONS

 During 1996, through June 19, 1996, the Company purchased 11 veterinary hospitals and three veterinary diagnostic laboratories in separate transactions. In connection with the acquisitions which were accounted for as a purchase, the aggregate consideration (including acquisition costs) was $28,718,000 consisting of $13,614,000 in cash, $8,066,000 in long-term obligations, 242,926 shares of VCA common stock with a value of $3,868,000 and the assumption of liabilities totalling $3,170,000. In connection with the two acquisitions which were treated as a pooling of interests, VCA issued 151,010 shares of VCA common stock. Additionally, on June 19, 1996 the Company consummated a merger with Pets' Rx for 801,081 shares of VCA common stock. The merger with Pets' Rx will be accounted for as a pooling of interests.

 During 1995, the Company purchased 25 animal hospitals for an aggregate consideration (including acquisition costs) of $29,019,000, consisting of $6,436,000 in cash, $10,859,000 in debt, 836,576 shares of common stock of the Company, with a value of $9,780,000, and the assumption of liabilities totaling $1,944,000. In addition, the Company paid $250,000 to acquire an option to purchase the land and building of two of the hospitals.

 Also during 1995, the Company purchased substantially all of the assets of Cenvet, a full-service veterinary diagnostic laboratory, four other veterinary diagnostic laboratories and the remaining 30 percent interest in PAL, for an aggregate consideration of $13,986,000, including acquisition costs, consisting of $2,671,000 in cash, $8,633,000 in long-term obligations, 238,712 shares of VCA common stock, with a value of $2,200,000 and the assumption of liabilities totaling $482,000.

 On March 20,1995, the Company and Vet Research, Inc., ("VRI"), formed Vet Research Laboratories, LLC ("Vet Research"). In connection with the formation of Vet Research, VRI contributed all of the assets and certain of the liabilities of VRI's full-service veterinary diagnostic laboratory located in Farmingdale, New York. The Company contributed substantially all of the assets and certain of the liabilities of Cenvet for a 51 percent controlling interest in the joint venture (Note 4).

 In connection with the formation of Vet Research, the Company issued warrants to purchase 363,636 shares of the common stock of the Company at $11.00 per share. The warrants were purchased at $0.001 per warrant and are exercisable until the fifth day

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

following the last day upon which the Company is permitted to close the purchase of VRI's interest in Vet Research pursuant to the VCA Option Agreement.

 In 1994, VCA purchased four veterinary hospitals for a total consideration (including acquisition costs) of $5,754,000 consisting of $1,329,000 in cash, $3,663,000 in non-recourse promissory notes payable, 91,996 shares of VCA common stock with a value of $680,000, and the assumption of liabilities totaling $82,000. In addition, the Company paid $60,000 to acquire an option to purchase the land and building of one of the hospitals.

 In 1994, the Company acquired substantially all of the assets and assumed certain of the liabilities of PAL, a full-service veterinary laboratory, located in Irvine, California. In connection with the purchase, the Company also acquired from a principal shareholder of PAL, the real property and building occupied by the business of PAL. The net consideration (including acquisition costs) paid by the Company in connection with these transactions, totaling $9,799,000, consisted of $4,619,000 in cash, $3,446,000 in notes payable,
143,333 shares of VCA common stock with a value of $1,037,000, and the assumption of liabilities totaling $697,000.

 The non-recourse notes payable, with a principal amount of $3,663,000, to the previous owners of the hospitals are secured by the assets of the acquired hospitals. The fair market value of the tangible assets acquired, including accounts receivable, supplies, inventory and hospital equipment, totals approximately $360,000.

 In 1993, VCA purchased six veterinary hospitals for a total consideration of $4,113,000 consisting of $1,021,000 in cash, $2,967,000 in non-recourse notes payable and the assumption of liabilities totaling $125,000. In addition, the Company paid $250,000 to acquire options to purchase the land and building of two of the hospitals. The obligations of the Company to the previous owners pursuant to the non-recourse notes are secured by the assets of the companies acquired. The fair market value of the tangible assets acquired including accounts receivable, supplies, inventory and hospital equipment, totals approximately $295,000. During 1993, the Company exercised its option to purchase the land and building of one of its animal hospitals for total consideration of approximately $1,296,000 consisting of a $436,000 option payment made in 1992 and the assumption of a mortgage payable in the amount of $860,000.

 All 1993 and 1994 acquisitions have been accounted for using the purchase method of accounting. The operations of the acquired companies are included in the accompanying consolidated financial statements from the date of acquisition.

 Since its inception, Pets' Rx has completed the acquisition of 19 veterinary clinics (of which three have been merged into other clinics). All of the acquisitions were accounted for using the purchase method of accounting; accordingly, the costs of these acquisitions have been allocated to assets acquired based on their fair value at date of acquisition. The results of the acquired clinics are included in Pets' Rx results commencing from the date of acquisition.

 During 1995, Pets' Rx acquired a veterinary hospital for a total consideration of $218,000 consisting of $40,000 in cash, $25,000 in a secured promissory note payable, $15,000 payable under covenants not to compete, $31,000 payable under an assumed lease obligation, and $107,000 in other liabilities.

 During 1995, a limited liability company (LLC) was formed by combining a veterinary clinic owned by Pets' Rx with the practice of another veterinary clinic owned by an unrelated party. Certain assets were contributed by each party to form the new entity, which is not liable for any contracts or for any indebtedness relating to the predecessor clinics. The Company has an 80% interest in the LLC.

 During 1994, Pets' Rx completed the acquisition of six veterinary hospitals for total consideration of $4,031,000, consisting of $862,000 in cash, $2,529,000 in secured promissory notes payable, $325,000 payable under covenants not to compete, 2,154 shares of common stock valued at $15,000 and the assumption of $300,000 of notes payable.

 During 1993, Pets' Rx completed the acquisition of four veterinary clinics for total consideration of $6,733,000 consisting of $1,140,000 in cash, $5,350,000 in secured promissory notes payable, $200,000 payable under covenants not to compete, and the assumption of $43,000 in trade and payroll liabilities.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 The unaudited pro forma results listed below reflect purchase price accounting adjustments assuming 1994, 1995 and 1996 acquisitions (through June 19, 1996) occurred at January 1, 1994. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any efficiencies that might be achieved from the combined operations.

                                  UNAUDITED PRO FORMA INFORMATION
                                  -------------------------------
                                      YEARS ENDED DECEMBER 31,
                                        1995            1994
                                  --------------     ------------
Revenue.........................    $127,933,000     $113,655,000
Net income (loss)...............       1,048,000           (4,000)
Net earnings (loss) per share...    $       0.08     $      (0.00)

4.  JOINT VENTURES

 In January 1993, the Company entered into a joint venture with Heinz Pet Products, Vet's Choice, to develop, manufacture and market new pet products and services. The Company obtained a 50.5 percent controlling interest in the joint venture for a capital contribution of $3,030,000 in cash and is the managing general partner. Heinz Pet Products ("HPP"), contributed $2,970,000 in cash for a 49.5 percent minority interest in the joint venture. Under the terms of the partnership agreement, HPP also agreed to make an additional capital contribution of their product development costs of up to $1 million. The actual costs incurred during 1993 were $806,000. Such costs were expensed and credited to the minority interest partner's equity account. Commencing January 1, 1996 the joint venture will make preferential distributions to HPP of any distributable cash in excess of $3 million in any fiscal year until such time as HPP has received preferential distributions amounting to the total development costs that it contributed. As provided by the partnership agreement, the Company and Heinz Pet Products each contributed $1 million to the joint venture in the third quarter of 1995. The joint venture agreement between the Company and HPP provides for restrictions on the transfer of each partner's respective interest in the joint venture and for reciprocal buy-sell provisions. Heinz Pet Products has agreed to lend Vet's Choice up to $1.0 million at its bank prime rate plus one-half percent for working capital.

 The Company operates Vet Research in a joint venture with VRI. Vet Research's operating results have been accounted for as part of the consolidated operations of the Company. Distributions of distributable cash will be made pursuant to a formula contained in the operating agreement between the Company and VRI. Pursuant to that formula, during each contract year, the first $1.5 million of distributable cash is distributed to VRI; the next $3 million of distributable cash is distributed to the Company; and the remaining distributable cash is distributed 25 percent to the Company and 75 percent to VRI. The Company has recorded minority interest expense related to the joint venture based on the estimated percentage of annual income which will be distributed to the minority interest partner pursuant to the operating agreement. The estimate is reviewed and adjusted on a quarterly basis. The 1995 results include minority interest expense of 52.4 percent of Vet Research's income.

 The Company has an option pursuant to an agreement with VRI to acquire VRI's entire interest in Vet Research for a purchase price as computed in accordance with the operating agreement. The Company's option is exercisable January 1, 1997 through January 31, 1997. If the Company does not exercise its option, VRI has an option to acquire the Company's interest in Vet Research.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

5.  LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following at December 31, 1995 and 1994:

                                                                                           1995          1994
                                                                                        -----------   ----------
8 percent note payable, convertible into VCA common stock at $12.50 per
  share, due through 1997, secured by certain fixed and intangible assets............   $    57,000   $   86,000
5 percent note payable, convertible into VCA common stock at $15.00 per
  share due through 1997, secured by stock of certain subsidiaries...................       196,000      391,000
11.2 percent note payable due through 1997, secured by assets
  of a certain subsidiary............................................................       408,000      483,000
Adjustable rate note payable, interest at the treasury bill rate (6.3 percent at December 31, 1995) adjusted annually, due through June 2000 (discounted
  at 6.5 percent)....................................................................       300,000      355,000
Obligation due monthly through May 2000, secured by assets of certain
  subsidiary (discounted at 6.5 percent).............................................       230,000      273,000
Obligation due quarterly through 1997, (discounted at 8.75 percent)..................       361,000           --
Obligation due quarterly through 2002, secured by assets of certain
  subsidiary (discounted at 8.75 percent)............................................     2,580,000           --
Adjustable rate note payable, interest at the bank prime rate plus 0.5 percent,
  (capped at 8.5 percent at December 31, 1995), adjusted annually, due through
  2000, secured  by stock of a certain subsidiary....................................       592,000      698,000
3 percent note payable, converted into VCA common stock in June 1995
  at $7.00 per share.................................................................            --      175,000
Adjustable rate notes payable, interest at the bank prime rate, adjusted annually
  (capped at 8.0 percent at December 31, 1995), various maturities through 2000,
  secured by assets and stock of certain subsidiaries................................     2,516,000    2,899,000
Adjustable rate notes payable, interest at the bank prime rate plus 1 percent
  (8.0 percent to 9.5 percent at December 31, 1995), various maturities through
  2002, secured by assets and stock of certain subsidiaries..........................       510,000      589,000
6 percent notes payable, due through 2002, secured by stock of certain subsidiary....       641,000      760,000
7 percent and 7.5 percent notes payable, due through 2007, secured by
  assets and stock of certain subsidiaries...........................................    10,953,000    3,034,000
8 percent notes payable, various maturities through 2006, secured by stock of
  certain subsidiaries...............................................................     6,915,000      339,000
9 percent and 9.8 percent notes payable, various maturities through 2005,
  secured by assets of certain subsidiary and building...............................       898,000           --
Notes payable and other obligations, various maturities through 1997, secured by land, building and stock of certain subsidiaries (discounted at 10 to
  12 percent)........................................................................       299,000      471,000
10 percent notes payable, various maturities through 2005, secured by stock
  and assets of certain subsidiaries and land and building...........................     2,627,000    2,867,000
Revolving line of credit at the bank prime rate (8.5 percent at December 31, 1995)
  matures December 1996, convertible into a 36 month term loan.......................            --    1,100,000
10.5 percent note payable, due through 1997, secured by land and
  building of a certain subsidiary...................................................     1,016,000    1,025,000
Adjustable rate notes payable, interest at bank prime rate, plus 1.5 percent
  (capped at 9.0 percent at December 31, 1995), due through 2001, secured
  by assets and stock of certain subsidiaries........................................       707,000      803,000
11 percent note payable due through 2001, secured by assets
  of certain subsidiary..............................................................       383,000      449,000
Adjustable rate notes payable at the bank prime rate, plus 1 percent
  (9.75 percent at December 31, 1995)................................................       420,000    1,688,000
Notes payable, secured by assets and stock of certain subsidiaries, various
  maturities through 2001, interest at an average rate of 11 to 12 percent...........       123,000      152,000
Promissory notes, secured by assets of certain subsidiaries, bearing interest at interest rates between 7% and 10% payable monthly, principal is generally
  due in monthly installments through July 2014......................................     7,517,000    8,285,000
Promissory note, interest at prime plus 3% (11.75% at December 31, 1995),
  principal and interest payable in monthly installments through July 2000                  133,000      154,000

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

                                                                                                  1995           1994
                                                                                              ------------   ------------
Convertible promissory note payable to a shareholder, officer and director, secured by assets of certain subsidiaries, interest at 9% per annum payable semi-annually, principal due July 1996, convertible into 6,463 shares of
  common stock.............................................................................   $  250,000     $  250,000
Convertible promissory notes, secured by assets of certain subsidiaries, interest at 7% per annum payable monthly, principal due through December 2003,
  convertible into 7,637 shares of common stock............................................       649,000        649,000
Convertible promissory note payable to an employee, secured by assets of certain subsidiaries, interest at 8.5% per annum, interest and principal payable in monthly installments from January 1994 through December 1998, convertible into
  8,617 shares of common stock.............................................................       671,000        686,000
Convertible promissory notes payable primarily to directors and stockholders, secured by common stock and key man life insurance, interest at 12% per annum payable annually, principal due December 1998 and January 1996, convertible
  into shares of common stock at an initial conversion rate of $7.23 and $8.70.............       490,000        579,000
Obligations under covenants not to compete, payable in installments through 2003...........       782,000      1,005,000
Installment obligations bearing interest at 8% to 10.25%, due through 2005.................       295,000             --
Installment obligations, variable interest rates, periodic installments due through 1996...            --        131,000
                                                                                              -----------    -----------
Total debt obligations.....................................................................    43,519,000     30,376,000
Capital lease obligations, due through 2000 (Note 9).......................................       931,000        358,000
Less -- Unamortized discount...............................................................      (251,000)      (125,000)
                                                                                              -----------    -----------
                                                                                               44,199,000     30,609,000
Less -- Current portion....................................................................    (7,421,000)    (5,552,000)
                                                                                              -----------    -----------
                                                                                              $36,778,000    $25,057,000
                                                                                              ===========    ===========

 The annual aggregate scheduled maturities of debt obligations for the five years subsequent to December 31, 1995 are presented below:

1996........................................   $ 7,421,000
1997........................................     7,971,000
1998........................................     5,815,000
1999........................................     4,315,000
2000........................................     4,675,000
Thereafter..................................    14,002,000
                                               -----------
                                               $44,199,000
                                               ===========

 Certain acquisition debt of the Company included above and amounting to $33,889,000 and $26,347,000 at December 31, 1995 and 1994, respectively, is non-recourse debt secured solely by the assets or the stock of the veterinary hospital acquired under security arrangements whereby the creditor's sole remedy in the event of default is the contractual right to take possession of the entire veterinary hospital regardless of the outstanding indebtedness at the time of default.

 The Company has an unsecured line of credit of $3.1 million. The line of credit is at the bank prime rate (8.5 percent at December 31, 1995) and expires in December 1996, at which time the outstanding balance on the line can, at the Company's option, convert to a 36-month term loan. At December 31, 1995, the Company had $3.1 million available under the line.

 In April 1996, the Company received net proceeds of $82,697,000 related to the sale, in an offshore offering and concurrent private placement in the United States, of $84,385,000 of 5.25% convertible subordinated debentures due in 2006. The debentures, non-callable for three years, are convertible into approximately
2.5 million shares of the Company's common stock at a rate of $34.35 per share.

 The following disclosure of the estimated fair value of the Company's debt is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 Considerable judgment is required to develop the estimates of fair value, thus the estimates provided therein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                                    December 31, 1995
                                                ------------------------
                                                 Carrying       Fair
                                                  Amount        Value
                                                -----------  -----------
   Fixed-rate long-term debt.................   $33,952,000  $30,104,000
   Variable-rate long-term debt..............     4,256,000    4,256,000

 The carrying values of variable-rate long-term debt is a reasonable estimate of their fair value. The estimated fair value of the Company's fixed-rate long-term debt is based on prime plus an estimated spread at December 31, 1995 for similar securities with similar remaining maturities.

6.  PREFERRED STOCK

 On December 22, 1992, the Company completed the sale of 583,333 shares of convertible preferred stock for net proceeds of $2,985,000. The shares are convertible into 583,333 shares of the Company's common stock commencing December 22, 1997. The preferred stock participates in any dividend payments on the Company's common stock on an as converted basis. The preferred stock has a liquidation preference of $5.14 per share and it is callable by the Company any time after March 22, 1998 at a price of $5.14 per share. The preferred stock has no voting rights.

 Under the Company's certificate of incorporation, the Company is authorized to issue additional series of preferred stock. The rights, preferences and privileges of the preferred stock are to be determined by the board of directors and do not require stockholder approval.

7.  COMMON STOCK

 In January 1995, Star-Kist Foods, Inc. through its Heinz Pet Products division purchased 1,159,420 shares of the Company's common stock at $8.625 per share, resulting in net proceeds to the Company of $9,980,000.

 In November 1995, the Company completed a secondary public offering of 2,965,026 shares of common stock for net proceeds of $33,932,000.

 During 1995, the Company issued 1,075,226 shares of the Company's common stock valued at $11,980,000, the fair market value at the date of commitment, as a portion of the consideration for 15 animal hospitals and three veterinary diagnostic laboratories. Of this amount, 156,303 shares of common stock valued at $1,970,000 had not been issued as of December 31, 1995. Such shares are reflected as though they are outstanding in the accompanying consolidated financial statements.

 In conjunction with the acquisition of two hospitals and PAL in 1994, the Company issued 237,483 shares of common stock with a market value at the date of issue of $1,732,000. Also in 1994, the Company issued 63,214 shares of common stock in settlement of a guaranteed purchase price contingently payable in cash or common stock (Note 8) and 30,841 shares of common stock for repayment of promissory note interest.

 On October 6, 1991, the Company completed a public offering of 2,400,000 shares of common stock and 3,240,000 redeemable warrants for $12,598,000. Each redeemable warrant entitles the holder to purchase one share of common stock for $7.20 commencing April 10, 1992 until October 10, 1996, and is redeemable at the option of the Company at any time after April 10, 1992 on 30 days prior written notice, provided that the market price of the common stock equals or exceeds $9.00 per share for 20 consecutive trading days ending within 10 days prior to notice of redemption. Such market price exceeded $9.00 per share for 20 consecutive days on March 10,1995. During 1995, redeemable warrants were exercised for 1,271,508 shares of common stock. Cash proceeds from the exercise of redeemable warrants amounted to $8,896,000. At December 31, 1995, there are 1,968,492 redeemable warrants outstanding.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 Under the provisions of the Company's non-qualified and incentive stock option plans for officers and key employees, 750,000 shares of common stock were reserved for issuance at December 31, 1992. On May 5, 1995, the stockholders of the Company approved the adoption of the Veterinary Centers of America, Inc. 1995 Stock Incentive Plan, and authorized the reservation of 750,000 shares of common stock for issuance under the Plan. The options become exercisable over a two to five year period, commencing at the date of grant or one year from the date of grant depending on the option. All options expire 10 years from the date of grant. The prices of all options granted were greater than or equal to the fair market value at the date of the grant.

 The table below summarizes the transactions in the Company's stock option plans during 1995, 1994 and 1993:

                                                1995        1994       1993
                                             ----------   --------   --------
Options outstanding at beginning of year...     748,172    652,894    379,021
Granted....................................     820,965    144,993    293,423
Exercised..................................     (21,034)   (32,765)    (5,838)
Canceled...................................     (13,200)   (16,950)   (13,712)
                                             ----------   --------   --------
Options outstanding at end of year
   ($.75 to $31.91 per share)..............   1,534,903    748,172    652,894
                                             ==========   ========   ========

Exercisable at end of year.................     684,210    462,879    339,582
                                             ==========   ========   ========

 In addition to the options granted under VCA's stock option plans, the Company had 45,667 and 54,000 options outstanding at December 31, 1995 and 1994, respectively, to certain members of the board of directors and to the previous owners of certain acquired companies. During 1995, 8,333 of these options were exercised. The options are exercisable at $.75 to $6.00 per share. At December 31, 1995, 45,667 of the options are exercisable.

 In November 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." The statement recommends changes in accounting for employee stock-based compensation plans, and requires certain disclosures with respect to these plans. The Statement's disclosures were adopted by the Company effective January 1, 1996.

8.  GUARANTEED PURCHASE PRICE CONTINGENTLY PAYABLE IN CASH OR COMMON STOCK

 The Company has guaranteed the value of certain shares of its common stock issued in connection with the acquisition of certain animal hospitals in 1995. If the aggregate market value of the stock (as quoted by a nationally recognized stock exchange) at various specified valuation dates is below the value of the stock on the acquisition date, the Company has agreed to pay the difference in additional shares of stock, cash or notes payable. The Company's guarantee of the value, however, terminates if the common stock is registered for resale and trades at 110% to 120% of the issue price of the stock for five to twenty consecutive days. At December 31, 1995, there were 404,495 shares of stock outstanding with such guarantees, with issue prices ranging from $11.26 to $14.95.

 In connection with certain acquisitions completed prior to 1995, the Company guaranteed the price of certain shares of its common stock issued in connection with the acquisitions. If the aggregate market value of the stock (as quoted by a nationally recognized stock exchange) had not reached the guaranteed value, which exceeded the value of the stock at the acquisition date, by the various specified valuation dates, the Company agreed to pay the difference in additional shares of stock, cash, or notes payable. The guaranteed purchase price contingently payable in cash or common stock represents the liability for the difference between the aggregate guaranteed value of the common stock net of the Company's estimate of the fair market value of the stock at the date of the acquisition, discounted at 10 percent.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

 In 1995, pursuant to two of these stock guarantee arrangements pertaining to a total of 13,494 shares, the Company paid $19,000 in cash for the difference between the guaranteed value of the stock held and the market value of the stock, as defined. The difference between the $19,000 and the $72,000 liability for the guaranteed purchase price contingently payable in cash or common stock, amounting to $53,000 was credited to additional paid-in-capital.

 In 1994, pursuant to a stock guarantee arrangement for 80,000 shares, the Company issued 63,214 shares of common stock for the difference between the guaranteed value of the stock held and the market value of the stock, as defined. The market value of the additional shares issued, totaling $470,000, was charged to the liability for the guaranteed purchase price contingently payable in cash or common stock.

9.  COMMITMENTS

 The Company operates many of its hospitals from premises that are leased from the hospitals' previous owners under operating leases with terms, including renewal options, ranging from one to 35 years.

 The annual lease payments under the lease agreements have provisions for annual increases based on the Consumer Price Index. The Company also leases certain medical and computer equipment under capital leases.

The future minimum lease payments at December 31, 1995 are as follows:

                                                   Capital      Operating
                                                   Leases         Leases
                                                 ----------    -----------

1996..........................................   $  425,000     $ 4,004,000
1997..........................................      341,000       3,970,000
1998..........................................      251,000       3,772,000
1999..........................................       67,000       3,211,000
2000..........................................       16,000       3,041,000
Thereafter....................................           --      36,672,000
                                                 ----------     -----------
                                                  1,100,000     $54,670,000
                                                                ===========
Less -- Amount representing interest..........     (169,000)
                                                 ----------
Present value of net minimum lease payments...   $  931,000
                                                 ==========

 Rent expense totaled $3,880,000, $2,158,000 and $1,606,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Rental income totaled $246,000, $96,000 and $96,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

 The Company has employment agreements with three officers of the Company which currently expire on December 31, 1998. Each of the agreements provide for annual compensation (subject to upward adjustment) which aggregated $559,000 for the year ended December 31, 1995.

10.  CALCULATION OF PER SHARE AMOUNTS

 Earnings per share calculations are based on the weighted average common shares outstanding including obligated shares (Note 7) plus common shares subject to dilutive stock options, common shares contingently issuable pursuant to the guaranteed purchase price contingently payable in cash or common stock as discussed in Note 8, convertible debt and shares issuable upon redemption of redeemable warrants and conversion of preferred stock. Stock options, common shares contingently issuable and shares issuable upon conversion of preferred stock are not included in the weighted average common shares in 1995, 1994 and 1993 as they have an anti-dilutive effect.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

11.  INCOME TAXES

The provision for income taxes is comprised of the following:

                  1995         1994         1993
              -----------    ---------   ----------
Federal:
Current....    $1,888,000     $183,000    $ 490,000
Deferred...      (192,000)     296,000     (595,000)
               ----------     --------    ---------
                1,696,000      479,000     (105,000)
               ----------     --------    ---------
State:
Current....       560,000      239,000      141,000
Deferred...       (18,000)      13,000     (188,000)
               ----------     --------    ---------
                  542,000      252,000      (47,000)
               ----------     --------    ---------
               $2,238,000     $731,000    $(152,000)
               ==========     ========    =========

 Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company reflected the impact as a cumulative adjustment in the 1993 first quarter and did not restate prior periods. The cumulative adjustment had a favorable impact of $221,000 on the net loss.

The net deferred tax asset (liability) is comprised of the following:

                                                    1995          1994
                                                ----------     ---------

Current deferred tax assets (liabilities):
  Accounts receivable........................    $  301,000    $ 165,000
  State taxes................................       156,000       34,000
  Other liabilities and reserves.............       588,000      430,000
  Start-up costs.............................        59,000      120,000
  Property, plant and equipment..............        95,000      (33,000)
  Restructuring..............................       345,000           --
  Other assets...............................        (4,000)      (4,000)
  Valuation allowance........................      (365,000)    (274,000)
                                                 ----------    ---------
    Total current deferred tax asset, net....    $1,175,000    $ 438,000
                                                 ==========    =========

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

                                                                                    1995                     1994
                                                                                 -----------              -----------
Non-current deferred tax (liabilities) assets:
  Net operating loss carryforwards......................................         $ 2,482,000              $ 1,824,000
  Writedown of assets...................................................           1,587,000                  779,000
  Start-up costs........................................................             288,000                  151,000
  Miscellaneous.........................................................                  --                   25,000
  Other assets..........................................................            (119,000)                (124,000)
  Intangible assets.....................................................          (2,037,000)                (211,000)
  Valuation allowance...................................................          (3,760,000)              (2,389,000)
  Property, plant and equipment.........................................             258,000                 (203,000)
                                                                                 -----------              -----------
    Total non-current deferred tax liability, net.......................         $(1,301,000)             $  (148,000)
                                                                                 ===========              ===========

A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                                                           1995           1994            1993
                                                                          -------        -------         ------
Federal income tax at statutory rate....................................    34.0%         (34.0)%         (34.0)%
Effect of amortization of goodwill......................................     5.0            9.0             5.0
State taxes, net of Federal benefit.....................................     8.0           12.0             2.0
Cumulative impact of tax law change.....................................      --             --            (3.0)
Increase in valuation allowance
   associated with writedown of assets
   and operating losses.................................................   172.0           75.0            27.0
                                                                          ------          -----           -----
                                                                           219.0%          62.0%           (3.0)%
                                                                          ======          =====           =====

 For financial reporting purposes, the benefit arising from the utilization of operating loss carryforwards generated by companies prior to their acquisition by VCA is accounted for as a reduction of goodwill of the acquired companies. Such benefit amounted to $40,000 and $69,000 for the years ended December 31, 1993 and 1995, respectively. No benefit was realized for the year ended December 31, 1994. For tax reporting purposes, the acquired companies have Federal net operating loss carryforwards at December 31, 1995 of approximately $260,000 expiring through 2003.

 At December 31, 1995, Pets' Rx has federal and state net operating loss ("NOL") carryforwards of approximately $6.5 million and $3.2 million, respectively. These NOL carryforwards expire at various dates through 2010 and 2000, respectively.

 Under the Tax Reform Act of 1986, the utilization of NOL carryforwards to reduce taxable income will be restricted in certain circumstances. Events which cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. Management believes that the issuance of convertible preferred stock during 1994 and the merger with VCA caused such a change in ownership and, accordingly, utilization of the Pets' Rx NOL carryforwards may be limited in future years.

12.  401(K) PLAN

 During 1992, the Company established a voluntary retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all eligible employees and provides for annual matching contributions by the Company at the discretion of the Company's board of directors. In 1995, 1994 and 1993, the Company provided a matching contribution of 20 percent, 20 percent and 15 percent, respectively of the first five percent of the employees' contributions, as defined. Such matching contributions approximated $87,000, $46,000 and $24,000 in 1995, 1994 and 1993, respectively.

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

13.  WRITEDOWN OF ASSETS

 During 1993, the Company charged $4,506,000 to operations related to the writedown of goodwill and certain intangible assets at three VCA facilities and five Pets' Rx facilities. The determination to writedown these assets was based on the Company's estimate that forecasted losses at each facility indicated that the intangible assets would not be realized.

 The first of the three hospitals was purchased in March 1989, with goodwill on the acquisition of $920,000. In the five years subsequent to the acquisition, the hospital generated losses aggregating $84,000 through December 31, 1993, due primarily to severe competition in the area from the veterinarian from whom the Company acquired the hospital. In January 1994, the economy in the area where the hospital operates was adversely impacted by the "Northridge Earthquake," further impacting the hospital's revenues and operating results.

 The second hospital was purchased in December 1989, at a price of approximately $1 million, with goodwill on the acquisition of $997,000. Since the acquisition, the hospital generated aggregate net income of $250,000 through December 31, 1993, including a loss of $44,000 in 1992 and income of $17,000 in 1993. Included in the operating results is income of $73,000 in 1992 and $39,000 in 1993 from the rental of space at the facility to a veterinary surgery referral practice. The rental agreement was terminated in July 1993 and, due to the specialization of the services provided by the referral practice, the hospital was unable to find a suitable replacement. In addition to the impact of the loss of rental income, the hospital's revenue and income were adversely impacted by the loss of referral business from the referral practice. The departure of the group had a permanent negative impact on the hospital's net income and the recoverability of goodwill.

 The third hospital was purchased in December 1991 at a price of approximately $800,000, with goodwill and other intangible assets on the acquisition of $778,000. The hospital generated net income in 1992 of $52,000 and a net loss in 1993 of $59,000. The hospital provided 24-hour emergency service under an arrangement whereby a veterinary emergency group used the hospital space during the hours that the regular hospital was closed. The emergency clinic's presence in the hospital provided substantial indirect benefits to the hospital's operating results. In September 1993, the emergency group terminated its arrangement with the hospital, and the operating results were adversely impacted. The Company has determined that emergency services cannot be replaced and the impact on the hospital will be permanent.

 In 1993, Pets' Rx recognized a writedown of goodwill of $123,000 related to a hospital that was closed in early 1994.

 As a result of conforming to consistent methods of accounting, four hospitals acquired by Pets' Rx in early to mid-1992 became impaired in 1993. Three of the four hospitals are located in the Sacramento area, a market which had not matured as anticipated. These three hospitals had losses excluding amortization of intangible costs totaling $91,000 for 1993. The fourth hospital located in the San Jose market had also not matured as anticipated and recorded a loss excluding amortization of $76,000 in 1993 resulting in a writedown for the four hospitals of $2,073,000.

 As of late 1995, it was further determined that three hospitals acquired by Pets' Rx in late 1993 and 1994 were impaired. One hospital acquired in late 1994 is also located in the depressed Sacramento market and its addition failed to improve the overall Sacramento region performance. The remaining hospitals' performance reflect factors specific to their operations and location and are not indicative of the San Jose and Las Vegas markets. These three hospitals recorded losses totaling $206,000 in 1995 and resulted in a writedown of $2,148,000.

 The Company's goal over the next two years is to minimize the facilities' cash flow requirements and ultimately bring the facilities to a breakeven status. The Company's strategy of building a network of hospitals in the markets they serve will be benefited by the hospitals' ability to provide services to customers in their vicinity, even though the facilities will not generate profits.

14.  RESTRUCTURING CHARGE

 The operations of Cenvet were merged into VRI's operations to form Vet Research in March 1995. The combined operations were restructured to eliminate duplicate operating and overhead costs. The restructuring included the consolidation of facilities, staff reductions and the consolidation of ancillary operations. In connection with the restructuring, the Company recorded a charge of

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

$1,086,000 in the first quarter of 1995 to accrue the estimated costs associated with the restructuring, consisting primarily of lease termination and severance costs.

The following is a summary of the restructuring costs:

                                    1995
                                 ----------
   Employee severance costs...   $  468,000
   Lease commitments..........      433,000
   Other......................      185,000
                                 ----------
                                 $1,086,000
                                 ==========

 During 1995, the Company utilized $237,000 of the reserve for restructuring. At December 31, 1995, $849,000 of the restructuring reserves remained on the Company's balance sheet.

15.  LINES OF BUSINESS

 The Company classifies its business operations into three segments: Animal Hospital, Premium Pet Food and Laboratory. Prior to January 1993, the Company's principal line of business was owning and operating animal hospitals. On January 1, 1993, the Company formed a joint venture, Vet's Choice, to develop, market and distribute new pet products and services (Note 4). Vet's Choice began generating revenue in March 1994 when it commenced distribution of its first product line. In March 1994, the Company acquired Professional Animal Laboratory and combined its existing laboratory to form the Laboratory segment.

                              ANIMAL      PREMIUM                     CORPORATE &
(IN THOUSANDS)               HOSPITAL     PET FOOD     LABORATORY    ELIMINATIONS     TOTAL
- - --------------               --------     --------     ----------    ------------    --------
1995
Revenues..................     $67,059     $ 4,756       $37,606         $(1,727)    $107,694
Gross profit..............      11,767       1,551        13,629              --       26,947
Restructuring cost........          --          --         1,086              --        1,086
Operating income (loss)...       4,637      (2,573)        8,359          (3,890)       6,533
Identifiable assets.......      74,073       3,854        29,798          45,661      153,416

1994
Revenues..................     $41,484     $   996       $10,150         $  (759)    $ 51,871
Gross profit..............       7,111         349         3,577              --       11,037
Operating income(loss)....       3,595      (3,094)        2,563          (2,796)         268
Identifiable assets.......      47,698       3,599        13,532           3,073       67,902

16.  SUBSEQUENT EVENTS

 During 1996 through June 18, 1996, the Company purchased eleven veterinary hospitals and three veterinary diagnostic laboratories (See Note 3).

 On March 21, 1996, the Company signed a definitive merger agreement with The Pet Practice, Inc. ("TPP"), pursuant to which the Company will acquire all of the outstanding securities of TPP. TPP operates 86 veterinary hospitals in 11 states.

 Under the terms of the agreement, each share of TPP common stock will be converted into a fraction of a share of VCA common stock determined by a reference to the average closing price of VCA common stock over the twenty trading days ending on the third day before the shareholder meetings at which the stockholders of VCA and TPP will consider the merger. If the average price of the VCA common stock ranges from $25 to $30 per share, the exchange ratio shall be determined by dividing $10 by the average price of the VCA common stock, resulting in a valuation of $10 per share of TPP common stock throughout the range. If the average closing price of the VCA common stock is less than $24 per share, the exchange ratio will be increased (from 0.395 shares at $24 per share) by 0.005 for each dollar of such reduction down to $18.50 of VCA common stock, and if the average price of VCA common stock is more than $31 per share, the exchange ratio shall be reduced (from 0.3350 at $31 per share) by
0.005 for each dollar of such increase, up to $49.00 per share. No further adjustment shall be made if the price of VCA stock shall be less than

             VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

         (Information with respect to the unaudited three months ended March 31, 1996 and 1995 is not covered by report of independent public accountants)

$18.50. In each case, a proportionate reduction or increase, as the case may be, shall be made if the price of VCA common stock is less than a round dollar. If the average price of the VCA common stock is greater than $49.00, the exchange ratio should be determined by dividing $12.005 by the average price.
By way of illustration, at $23 per share of VCA common stock, the exchange ratio shall be 0.400, resulting in a valuation of $9.20 per share of TPP common stock. At $32.00 per share of VCA common stock, the exchange ratio shall be 0.330, resulting in a valuation of $10.56 per share of TPP common stock. The Company expects that the merger will be consummated in the second quarter of 1996. The merger will be accounted for as a purchase. Each party has the right to terminate the definitive agreement if the average price of VCA common shares is $18.50 or less.

 Consummation of the merger is subject to certain significant conditions. Consequently, the merger of VCA and TPP may never be consummated.

                                 EXHIBIT INDEX


Exhibit                                                             Page Number

          7.1 Agreement and Plan of Reorganization dated February 27, 1996, as amended by Amendment No. 1 dated April 11, 1996, Amendment No. 2 dated May 23, 1996 and Amendment No. 3 dated June 7, 1996 (as amended, the "Agreement"), by and among Veterinary Centers of America, Inc., a Delaware corporation ("Parent"), PRI Merger Company, a Delaware corporation, the Company, Trilon Dominion Partners, LLC, Hyprom, S.A., a Swiss corporation, Nancy P. Watson, John W. Hunter, and Richard E. Watson, individually and as Custodian for Andrew Watson.

          7.2 Press Release issued June 20, 1996 with respect to the merger with Pets' Rx, Inc.

          23.1 Consent of Arthur Andersen LLP

          23.2 Consent of Price Waterhouse LLP

          23.3 Consent of Price Waterhouse LLP